Exhibit 10.1

PORTIONS OF THIS EXHIBIT (INDICATED WITH [***]) HAVE BEEN OMITTED PURSUANT TO ITEM 601(B)(10)(IV) AS THE REGISTRANT HAS DETERMINED THAT (I) THE OMITTED INFORMATION IS NOT MATERIAL AND (II) THE OMITTED INFORMATION IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Execution Version

ASSET PURCHASE AGREEMENT

by and among

National Neuromonitoring Services, LLC,
(Purchaser)

ASSURE NEUROMONITORING, LLC, ASSURE NETWORKS, LLC, ASSURE NETWORKS TEXAS HOLDINGS, LLC,
and ASSURE NETWORKS TEXAS HOLDINGS II, LLC
(Sellers)

and

ASSURE HOLDINGS CORP.
(Parent)

Dated as of MARCH 11, 2024

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-ii-

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SCHEDULES

Schedule 1.1	–	Permitted Liens
Schedule 2.1(c)	–	Transferred Contracts
Schedule 2.2(b)	–	Excluded Contracts
Schedule 2.2(l)	–	Excluded Assets
Schedule 2.4(m)	–	Excluded Liabilities
Schedule 2.7	–	Allocation of Purchase Price
Schedule 3.2(c)	–	Required Consents
Schedule 3.4(c)	–	Leadership Members

DISCLOSURE SCHEDULE

Section 4.1	–	Existence and Good Standing
Section 4.4	–	No Violations; Approvals
Section 4.6	–	Undisclosed Liabilities
Section 4.7	–	Certain Changes
Section 4.8	–	Inventory
Section 4.10(a)	–	Tangible Personal Property
Section 4.10(b)	–	Condition of Tangible Personal Property
Section 4.11(a)	–	Material Contracts
Section 4.12	–	Litigation
Section 4.13(g)	–	Taxing Jurisdictions
Section 4.14(a)	–	Intellectual Property
Section 4.14(e)	–	Licensing and Royalty Fees
Section 4.15(d)	–	Privacy Laws
Section 4.15(f)	–	Protected Health Information
Section 4.16	–	Permits
Section 4.17(a)	–	Employee Benefit Plans
Section 4.17(h)	–	Employee Benefit Plan Actions
Section 4.18(a)	–	Insurance Policies
Section 4.18(b)	–	Pending Insurance Policies
Section 4.19(a)	–	Top Customers
Section 4.19(b)	–	Top Vendors
Section 4.20(a)	–	Employees
Section 4.20(b)	–	Transaction Bonuses
Section 4.20(f)	–	Medical Staff Privileges
Section 4.21	–	Facilities
Section 4.23	–	Fraud and Abuse
Section 4.24	–	Certain Payments
Section 4.25	–	Affiliate Transactions
Section 4.26	–	Broker’s or Finder’s Fees

-iv-

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 11, 2024, by and among National Neuromonitoring Services, LLC, a Texas limited liability company (“Purchaser”), Assure Neuromonitoring, LLC, a Colorado limited liability company (“Assure Neuromonitoring”) Assure Networks, LLC, a Colorado limited liability company (“Assure Networks”), Assure Networks Texas Holdings, LLC, a Texas limited liability company (“Assure Networks Texas Holdings”), and Assure Networks Texas Holdings II, LLC, a Colorado limited liability company (“Assure Networks Texas Holdings II” and together with Assure Neuromonitoring, Assure Networks and Assure Networks Texas Holdings, collectively, the “Sellers”), and Assure Holdings Corp., a Nevada corporation (“Parent”).

RECITALS:

A.            Sellers are engaged in the business of providing intraoperative neurophysiological monitoring (“IONM”) services to support surgeons and medical facilities during invasive surgical procedures, including, without limitation, providing the technical component and professional component of IONM, scheduling the interoperative neurophysiologists and supervising practitioner, and providing real time tele-neurology monitoring, patient advocacy, and billing and collection services (collectively, the “Business”).

B.            Assure Neuromonitoring owns 100% of the membership interests of each subsidiary set forth on Exhibit A (the “Assure Neuromonitoring Subsidiaries”),

C.            Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, certain of the assets of Sellers relating to the Business on the terms and conditions set forth in this Agreement.

D.            Purchaser, in connection with such purchase, is willing to assume certain liabilities and obligations of Sellers relating to the Business on the terms and conditions set forth in this Agreement.

AGREEMENT:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Purchaser, Sellers and Parent hereby agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1            Definitions. For purposes of this Agreement, capitalized terms set forth in this Agreement shall have the meanings ascribed to such terms in this Article 1.

“AAA” has the meaning set forth in Section 10.2.

“Accounts Receivable” has the meaning set forth in Section 2.2(a).

“Acquired Assets” has the meaning set forth in Section 2.1.

“Acquisition Proposal” has the meaning set forth in Section 6.5(a).

“Affiliate” means, with respect to any Person, (a) a partner, manager, director, officer or equity holder of such Person, (b) a spouse, parent, sibling or lineal descendant of such Person (or a spouse, parent, sibling or descendant of any manager, director, officer or equity holder of such Person) and (c) any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person. The term “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ability to elect the members of the board of directors or other governing body of such Person, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” means the agreements, documents and certificates to be executed and delivered pursuant to Section 3.4 and Section 3.5 and such other agreements, documents and certificates to be executed and delivered in connection with the transactions contemplated by this Agreement.

“Applicable Laws” means any and all laws, statutes, codes, ordinances, orders, rules, regulations, policies or guidelines promulgated, and judgments, decisions or orders entered, by any Governmental Authority applicable to Sellers, the Business and the Acquired Assets.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Assure Networks” has the meaning set forth in the Preamble.

“Assure Networks Texas Holdings” has the meaning set forth in the Preamble.

“Assure Networks Texas Holdings II” has the meaning set forth in the Preamble.

“Assure Neuromonitoring” has the meaning set forth in the Preamble.

“Assure Neuromonitoring Subsidiaries” has the meaning set forth in the Recitals.

“Board of Directors of Parent” has the meaning set forth in Section 3.4(g).

“Books and Records” means copies, of all books and records of Sellers, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, client and customer lists and records, patient and Payor data, customer purchasing histories, personnel files and payroll records of Transferred Employees, price lists, distribution lists, supplier and vendor lists and records, quality control records and procedures, service and warranty records, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), creative materials, advertising materials, sales material and records, strategic plans, internal financial statements and marketing and promotional surveys, material and research that relate to the Business or the Acquired Assets.

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day that is not a Saturday, Sunday or national holiday.

“Business Employees” has the meaning set forth in Section 7.3.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as amended, and the rules and regulations promulgated thereunder.

“Case Volume” means the number of Surgical Cases of the Business referred by any of the physicians listed on Exhibit B hereto during the Earnout Period.

“Cash” means, at any particular time, all cash, cash equivalents and marketable securities of Sellers, as determined in accordance with GAAP. Cash shall be calculated net of restricted cash (including any amounts that are not freely available), issued but uncleared checks and drafts and shall include checks and wire transfers and drafts deposited or available for deposit for the account of Sellers.

“Closing” means, as applicable, the First Closing and the Second Closing

“Closing Date” means, as applicable, the First Closing Date and the Second Closing Date

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Commercial Cases” means surgical procedures payable or reimbursed by private pay patients or non-governmental, private payors that, on behalf of a patient, enrollee or employee, pay or reimburse health care providers and facilities for providing professional medical services or for managing the provision of health care services, such as insurance companies, managed care plans or employers.

“Confidential Information” has the meaning set forth in Section 7.7.

“Confidentiality Agreement” has the meaning set forth in Section 7.7.

“Contract” means any written or oral contract, agreement or instrument, including, without limitation, supply contracts, purchase orders, understandings, arrangements, undertakings, commitments or obligations, or leases of personal or real property (including, without limitation, the Leases).

“Damages” means all liabilities, losses, lost profits, diminution in value, injuries, penalties, fines, forfeitures, assessments, judgments, awards, disbursements, claims, actions, causes of action, deficiencies, taxes, charges, costs, expenses and damages of any nature, whether or not arising out of third party claims (including, without limitation, interest, penalties, reasonable attorneys’, accountants’ and other professionals’ fees and expenses, court costs and all amounts paid in investigation, defense or settlement of any of the foregoing).

“Deductible” has the meaning set forth in Section 8.4.

“Disclosure Schedule” has the meaning set forth in Article 4.

“Earnout Payment” has the meaning set forth in Section 2.6(a)(i).

“Earnout Period” has the meaning set forth in Section 2.6(a)(i).

“Earnout Statement” has the meaning set forth in Section 2.6(b).

“Earnout Target” has the meaning set forth in Section 2.6(a).

“Employee Benefit Plan” means, with respect to any Person, (a) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), (b) each “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code), and (c) each other employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, excess benefit, equity (or equity-like), severance, change in control, fringe benefit, retention, salary continuation, paid time off, vacation or holiday, supplemental unemployment or other employee benefit or compensation plan, program, policy, agreement or arrangement, whether written or oral, funded or unfunded, in each case which is sponsored, maintained, administered, contributed to or required to be contributed to by such Person (or any other Person that is a member of such Person’s controlled group for purposes of Section 4001(a)(14) of ERISA or that is treated as a single employer for purposes of Section 414 of the Code) for the benefit of any of the current or former directors, officers, employees or independent contractors of such Person or the beneficiaries of such individuals, or with respect to which such Person has or could reasonably be expected to have any other Liability.

“Environmental Laws” means any federal, state or local law, statute, ordinance, code, rule, regulation, order, judgment, decree, injunction or legally enforceable requirement of any Governmental Authority that regulates, controls or relates to (a) protection, preservation or restoration of air, soils, surface water, groundwater, surface land, subsurface land and natural resources, (b) use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, (c) human health and safety (including employees), (d) emission, release, spilling or leaking of any substance into the air, soils, surface water, groundwater, surface land, subsurface land and natural resources, or (e) pollution or substances or materials which are considered to be hazardous or toxic. Environmental Laws include, without limitation, any federal, state and local environmental law, all amendments and supplements to any of the foregoing and all regulations promulgated or issued pursuant thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Contracts” has the meaning set forth in Section 2.2(c).

“Financial Statements” has the meaning set forth in Section 4.5(a).

“First Closing” has the meaning set forth in Section 3.1.

“First Closing Acquired Assets” means the Acquired Assets related to any Seller other than Assure Neuromonitoring Arizona, LLC and Assure Neuromonitoring Montana, LLC.

“First Closing Business Employees” has the meaning set forth in Section 7.3.

“First Closing Date” has the meaning set forth in Section 3.1.

“First Closing Noncompetition Agreement” has the meaning set forth in Section 3.4(b).

“First Closing Restricted Area” means any geographic market in which Sellers conduct the Business as of the First Closing Date or have conducted the Business during the twelve (12) months immediately preceding the First Closing Date other than the State of Arizona and the State of Montana.

“Fraud” means an act committed by a party to this Agreement, with intent to deceive another party to this Agreement, in connection with this Agreement, by: (a) making a false representation of material fact made by such party herein; (b) with actual knowledge (not imputed or constructive knowledge) that such representation is false; (c) with an intention to induce the party to whom such representation is made to act or refrain from acting in reliance upon it; (d) causing that party, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action; and (e) causing such party to suffer damage by reason of such reliance.

“Fundamental Representations” means the representations and warranties contained in Section 4.1 (Existence and Good Standing), Section 4.3 (Authorization and Binding Obligations), Section 4.9(a) (Title to Properties), and Section 4.26 (Broker’s or Finder’s Fees).

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently through the periods involved.

“Governmental Authority” means any foreign, federal, state or local government or regulatory body thereof, or any political subdivision thereof, or any court, administrative agency, commission governmental authority or agency, or entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Hazardous Materials” means any hazardous substance, pollutant contaminant, solid waste or hazardous waste, as those terms are defined under applicable Environmental Laws, oil, petroleum and petroleum products, and all pollutants, contaminants, toxic or hazardous wastes which may be required to be removed pursuant to applicable Environmental Laws, or whose generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration is or shall be restricted, prohibited or penalized under any Environmental Law (including, without limitation, lead paint, asbestos, urea formaldehyde foam insulation, petroleum and its byproducts and polychlorinated biphenyls).

“HIPAA” has the meaning set forth in Section 4.15(a).

“Indebtedness” means any of the following, whether or not contingent, without double counting, any Liability (a) for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection therewith); (b) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation, deed of trust or mortgage); (c) for the payment of money as lessee under leases that should be, in accordance with GAAP consistently applied, recorded as capital leases for financial reporting purposes; (d) under or in connection with letters of credit, assurances against loss, or bankers’ acceptances or similar items; (e) related to unearned income, income recorded on the book and records for services not yet rendered; (f) related to deferred compensation provided to employees or consultants; (g) arising from cash/book overdrafts; (h) arising out of interest rate and currency swap arrangements, hedges, collar agreements and any other arrangements designed to provide protection against fluctuations in interest or currency rates or commodity swaps, forward contracts or similar agreements; (i) arising from performance bonds, payment bonds or similar bonds or instruments, valued at the face value thereof; (j) for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise; (k) of others described in any of the foregoing guaranteed by any Seller or in effect guaranteed by any Seller through an agreement, contingent or otherwise, to purchase, repurchase or pay the related indebtedness or to acquire the security therefor; (l) secured by a Lien upon property owned by any Seller and upon which Liabilities such Seller customarily pays interest or principal, whether or not such Seller has assumed or become liable for the payment of such Liabilities; (m) any unpaid and accrued interest, fees and penalties (including prepayment penalties, acceleration fees, breakage costs or similar amounts) on any of the foregoing; and (n) any obligations not forgiven or that remain outstanding under any government loan assistance program.

“Indemnifiable Claim” has the meaning set forth in Section 8.3.

“Indemnified Party” has the meaning set forth in Section 8.5(a).

“Indemnifying Party” has the meaning set forth in Section 8.5(a).

“Intellectual Property” means, collectively, all United States, foreign and international industrial and intellectual property and other proprietary rights, including patents, patent applications, rights to file for patent applications (including continuations, continuations-in-part, divisionals, reissues and reexaminations), trademarks, logos, service marks, trade names and service names (in each case whether or not registered) and applications for and the right to file applications for registration thereof, Internet domain names or applications for Internet domain names, Internet and World Wide Web URLs or addresses and web site content, copyrights (whether or not registered), applications for and the right to file applications for registration thereof, works of authorship, moral rights, mask work rights, mask work registrations, applications and rights to file applications therefor, franchises, licenses, inventions, trade secrets, trade dress, know-how, confidential information, client and customer lists, prospects lists, vendor lists and data, referral sources, Payor data, proprietary processes and formulae, software source code and object code, database, algorithms, net lists, architectures, structures, screen displays, layouts, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format), publicity and privacy rights and any other intellectual property rights arising under the laws of the United States of America, any state thereof, or any country or province, and all documentation and media (in whatever form) constituting, describing or relating to the foregoing, including programmers’ notes, memoranda and records.

“Inventory” means all inventory owned by Sellers and used or held for use in the Business as of each Closing Date, including all inventories of raw materials, work-in-process, finished goods, supplies, parts and packaging materials.

“IT Assets” has the meaning set forth in Section 4.14(g).

“Knowledge of Sellers” or “Sellers’ Knowledge” means the knowledge of John Farlinger and Paul Webster, in each case of a particular fact or other matter if such individual (a) has actual knowledge of that fact or other matter, or (b) would reasonably be expected to have knowledge of such fact or other matter after engaging in a reasonable investigation.

“Lease” has the meanings set forth in Section 4.11(a)(xx).

“Leased Real Property” have the meanings set forth in Section 4.21.

“Liability” or “Liabilities” means any or all obligations (whether to make payments, to give notices or to perform or not perform any action), commitments, contingencies and other liabilities of any Seller to a Person (whether direct or indirect, known or unknown, asserted or not asserted, whether absolute, accrued, contingent, fixed or otherwise, determined or determinable, liquidated or unliquidated, and whether due or to become due, and whether in contract, tort, strict liability or otherwise).

“Liens” mean any encumbrance, lien, claim, charge, mortgage, deed of trust, pledge, condition, option, warranty, right of first refusal, easement, right of way, covenant, servitude, restriction or security interest of any kind or nature.

“Litigation Conditions” has the meaning set forth in Section 8.5(a).

“made available” and words of similar import, when used in this Agreement, meant that such item has been delivered directly to a representative of Purchaser or uploaded to the virtual data room maintained by Purchaser, in each case at least two (2) Business Days prior to the date hereof.

“Material Adverse Effect” means, with respect to any Person, any change, event, development, circumstance or effect that has had, or would reasonably be expected to have, a material adverse effect on (a) the Business, assets, Liabilities, financial condition, or results of operations of such Person, taken as a whole, or (b) the ability of such Person to perform its obligations under this Agreement or the Ancillary Agreements; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Purchaser; (vi) any changes in Applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Parent, the Sellers and the Business; (viii) any natural or man-made disaster or acts of God (including any epidemic, pandemic or disease outbreak or worsening thereof); (ix) or any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided, however, that in respect of Sellers, the items in clauses (i), (ii), (iii), (iv), (vi), (vii), (viii) and (ix) shall be taken into account in determining whether a Material Adverse Effect exists or has occurred if such items have or could reasonably be expected to have a disproportionate effect on Sellers compared to other comparable-sized participants in the industries in which Sellers conduct business (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred).

“Material Contracts” has the meaning set forth in Section 4.11(a).

“Most Recent Balance Sheet” means the unaudited consolidated balance sheet of Parent as of September 30, 2023.

“Non-Assignable Assets” has the meaning set forth in Section 2.9.

“Notice Period” has the meaning set forth in Section 6.5(d).

“Objection Period” has the meaning set forth in Section 2.6(b).

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operation of the Business. An action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if: (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; or (b) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents” means, with respect to any limited liability company, the articles of organization or certificate of formation and the limited liability company agreement or operating agreement, as applicable, of such limited liability company and, with respect to any corporation, the articles of incorporation and the bylaws of such corporation.

“Outside Date” has the meaning set forth in Section 9.1(c).

“Parent” has the meaning set forth in the Preamble.

“Parent Board Recommendation” Section 6.4.

“Payors” means all health care service plans, health insurers, health maintenance organizations and/or other private or governmental third-party payors.

“Permits” means all licenses, permits, certificates, authorizations, approvals, accreditations, registrations, franchises, variances, exemptions, waivers and similar consents granted, issued or otherwise required to be obtained by any Governmental Authority.

“Permitted Liens” means (a) Liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the Ordinary Course of Business for sums not yet due and payable that are not material to Sellers, taken as a whole; (b) Liens for Taxes or other governmental charges and assessments that are not yet due and payable or being contested in good faith by appropriate proceedings for which sufficient reserves are established; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) any utility company rights, easements and franchises that do not materially detract from the value of the property subject thereto or materially interfere with the present use of the property subject thereto; and (e) Liens to be released at either Closing and set forth on Schedule 1.1.

“Person” means an individual, corporation, limited liability company, partnership, trust, unincorporated association or any other entity or organization.

“Privacy Laws” has the meaning set forth in Section 4.15(a).

“Proceeding” means any lawsuit, claim, counterclaim, investigation, inquiry, audit, demand, cause of action, arbitration, action, suit, proceeding, notice of violation or pending enforcement or administrative proceeding by or before any Governmental Authority.

“Proxy Statement” has the meaning set forth in Section 6.4.

“Purchase Price” has the meaning set forth in Section 2.5.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Indemnified Parties” has the meaning set forth in Section 8.2.

“Qualified Benefit Plan” has the meaning set forth in Section 4.17(b).

“Retained Liabilities” has the meaning set forth in Section 2.4.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Closing” has the meaning set forth in Section 3.1.

“Second Closing Acquired Assets” means all Acquired Assets related to Assure Neuromonitoring Arizona, LLC and Assure Neuromonitoring Montana, LLC.

“Second Closing Business Employees” has the meaning set forth in Section 7.3.

“Second Closing Date” has the meaning set forth in Section 3.1.

“Second Closing Noncompetition Agreement” has the meaning set forth in Section 3.4(c).

“Second Closing Restricted Area” the State of Arizona and the State of Montana [and any geographic market in which Sellers conduct the Business as of the Second Closing Date or have conducted the Business during the period between the First Closing Date and the Second Closing Date].

“Sellers” has the meaning set forth in the Preamble. For Purposes of Section 2.1, Section 2.2, Section 2.3, Section 2.4, Article IV (other than Section 4.2 and Section 4.3) and the defined terms used in the foregoing sections, all references to the “Sellers” shall be deemed to include the Assure Neuromonitoring Subsidiaries.

“Seller Indemnified Parties” has the meaning set forth in Section 8.3.

“Special Meeting” has the meaning set forth in Section 6.4(b).

“Superior Proposal” has the meaning set forth in Section 6.4(a).

“Tangible Personal Property” means the capital equipment used by the clinical team of any Seller, including, without limitation, all Cadwell machines, furniture, fixtures, computers, servers, computer hardware, phone systems, motor vehicles, supplies, parts, accessories and other tangible personal property used by the clinical team of any Seller.

“Tax Return” means any report, return, document, declaration, statement or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including, without limitation, information returns, claims for refund, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Taxes” means any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, employment, profits, use, alternative minimum, gross receipts, value added, excise, real or personal property, escheat, unclaimed property, estimated, sales, withholding, social security, retirement, unemployment, occupation, service, service use, license, net worth, payroll, franchise, transfer, recording and any other taxes, fees and charges of any kind whatsoever and however denominated, imposed by the Internal Revenue Service or any other taxing authority (whether domestic or foreign, including, without limitation, any Governmental Authority or any subdivision or taxing agency thereof), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term includes (a) any interest, whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments and (b) any liability for such amounts as a result of being a member of a consolidated, combined, unitary or affiliated group or of a contractual obligation to indemnify any other Person.

“Top Customers” has the meaning set forth in Section 4.19(a).

“Top Vendors” has the meaning set forth in Section 4.19(b).

“Transaction Expenses” means (a) any and all legal, accounting, consulting, investment banking, financial advisory and other out-of-pocket fees and expenses payable by Sellers, Parent or any of their respective Affiliates in connection with the negotiation, execution, delivery and performance of this Agreement or the sale process for Sellers, in each case to the extent that such fees and costs have not been paid by Sellers prior to the Closings, and (b) any sale bonus, success, retention, change of control, severance, phantom equity or other payment and the employer portion of any employment, payroll unemployment or withholding Taxes related to such payments incurred or payable (or that may become payable) by any Seller as a result of, arising in connection with or related to the consummation of the transactions contemplated hereby.

“Transferred Contracts” has the meaning set forth in Section 2.1(c).

“Transferred Employees” has the meaning set forth in Section 7.3(a).

“Union” has the meaning set forth in Section 4.20(c).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign Laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE 2
PURCHASE AND SALE; CLOSINGS

Section 2.1            Purchase and Sale of Acquired Assets. Subject to the terms and the conditions set forth in this Agreement and on the basis of the representations, warranties and agreements contained herein, each Seller hereby sells, assigns, transfers, conveys and delivers, and shall cause the each of the Assure Neuromonitoring Subsidiaries to sell, assign, transfer, convey and deliver, to Purchaser, and Purchaser hereby purchases, acquires, and accepts from such Seller and each of the Assure Neuromonitoring Subsidiaries, free and clear of all Liens, other than Permitted Liens, all of such Seller’s or Assure Neuromonitoring Subsidiary’s right, title and interest in and to all of its assets, properties and rights of any kind and nature, tangible or intangible, other than the Excluded Assets, including, by way of example, the following items (collectively, the “Acquired Assets”):

(a)            all Inventory and clinical supplies of such Seller;

(b)            all Tangible Personal Property of such Seller;

(c)            subject to Section 2.9, all right, title and interest of such Seller in, to and under the Contracts set forth on Schedule 2.1(c) (the “Transferred Contracts”);

(d)            to the extent their transfer is permitted under Applicable Law, all Permits utilized by such Seller in the conduct of the Business and all correspondence and records in respect of such Permits;

(e)            all intangible assets of such Seller, including Intellectual Property, goodwill and going concern value, all other intangible rights of such Seller, all rights of such Seller to the names “Assure Neuromonitoring”, “NervePro”, “Innovation Neuromonitoring”, “Sentry Neuromonitoring” and/or all other relevant, related and/or derivative names and all telephone or facsimile numbers, domain names, websites, website content, e-mail addresses, social media accounts and passwords used or held for use in connection with the Business;

(f)            all data related to all surgical cases covered by such Seller and data related to all accounts receivable of the Business (including, without limitation, all Explanation of Benefits and Health Care Financing Administration forms), including such Seller’s Books and Records (provided that the Accounts Receivable shall be an Excluded Asset);

(g)            all express or implied guarantees, warranties, representations, covenants, indemnities and similar rights received or owing to such Seller from third parties relating to the Assumed Liabilities or the Acquired Assets, including third party warranties and guarantees and all related claims, credits, rights of recovery and set-off as to third parties which are held by or in favor of such Seller and relate to the Assumed Liabilities or the Acquired Assets;

(h)            all rights, causes of actions and claims of such Seller against third parties relating to the Acquired Assets or the Business, whether choate or inchoate, matured or unmatured, known or unknown, contingent or non-contingent; and

(i)            any other assets used or held for use exclusively in connection with the Business on either Closing Date that are not specifically listed above and are not Excluded Assets.

Section 2.2            Excluded Assets. Notwithstanding the foregoing, the following assets (the “Excluded Assets”) are not part of the conveyance contemplated by this Agreement, are excluded from the Acquired Assets and will remain the property of the respective Seller after the Closings:

(a)            all accounts receivables of such Seller, all billed and unbilled work in process arising from the Business and all claims, contract rights and judgments relating thereto or against other third parties, including but not limited to, all of such Seller’s rights to any proofs of claim filed against account debtors (the “Accounts Receivable”);

(b)            all Cash as of the First Closing Date and the Second Closing Date;

(c)            all Contracts set forth on Schedule 2.2(c) (the “Excluded Contracts”);

(d)            all Employee Benefit Plans;

(e)            all equity interests in such Seller or any subsidiary of such Seller;

(f)            the Organizational Documents, minute books, books of account or other records having to do with the organization of such Seller;

(g)            all of such Seller’s federal, state, and local income Tax Returns and records (provided that such Parent has made available copies of such Tax Returns and records to Purchaser prior to the Closings) and any rights to Tax refunds for periods prior to First Closing or the Second Closing, including without limitation any rights to Employee Retention Tax Credits of the Sellers or Parent;

(h)            all personnel files and payroll records related to employees of such Seller who are not Transferred Employees;

(i)            such Seller’s rights, claims and counterclaims of any kind and nature against any Person as to the Excluded Assets and Retained Liabilities;

(j)            the rights of such Seller under this Agreement and the Ancillary Agreements;

(k)            any capital equipment used exclusively by the accounting team, the revenue cycle management team and the leadership team of such Seller; and

(l)            the assets set forth on Schedule 2.2(l).

Section 2.3            Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement, Purchaser hereby assumes and agrees to pay, perform and discharge when due any and all of the following items (the “Assumed Liabilities”) of each Seller:

(a)            to the extent relating to periods beginning on and after the applicable Closing at which such Transferred Contracts were assigned to Purchaser, the Liabilities of such Seller under the Transferred Contracts (provided that Purchaser shall not assume any Liabilities for any breach or default under any Transferred Contract outstanding at either Closing relating to events occurring on or before such Closing);

(b)            except as specifically provided in Section 7.3, all liabilities and obligations of Purchaser relating to employee benefits, compensation or other arrangements with respect to any Transferred Employee arising on or after the applicable Closing at which such Transferred Employee was transferred to Purchaser;

(c)            all liabilities and obligations for (i) Taxes relating to the Business, the Acquired Assets or the Assumed Liabilities for any taxable period ending on or prior to the First Closing Date and Second Closing Date, respectively, and (ii) Taxes for which Purchaser is liable pursuant to Section 7.2; and

(d)            all Liabilities arising out of or relating to Purchaser’s ownership or operation of (i) the Business and the First Closing Assets on or prior to the First Closing Date or (ii) the Business and the Second Closing Assets on or prior to the Second Closing Date.

Section 2.4            Retained Liabilities. Except for the Assumed Liabilities, Purchaser does not assume and shall in no event be liable for any Liability of any Seller, or any Affiliate or successor of such Seller, or any claim against any of the foregoing, whether known or unknown, contingent or absolute, or otherwise, including, without limitation, the following (collectively, the “Retained Liabilities”):

(a)            all Liabilities of such Seller for Indebtedness;

(b)            all Liabilities of such Seller for Taxes, including, without limitation, (i) all Liabilities for Taxes with respect to ownership of the Acquired Assets or the operation of the Business arising or relating to taxable events occurring on or prior to the appliable Closing Date for such Acquired Assets, (ii) all Liabilities for Taxes arising in connection with, or resulting from, the consummation of the transactions contemplated by this Agreement, and (iii) all Liabilities for the Taxes of any other Person as a transferee, successor, by Contract, by Applicable Law or otherwise;

(c)            all Liabilities arising from any Proceeding involving such Seller, the Business or any Affiliate of such Seller, whether arising prior to, pending on, or arising after the applicable Closing Date relating to events occurring on or prior to the applicable Closing, including without limitation the litigation matters listed on Section 4.12 of the Disclosure Schedule;

(d)            all Liabilities of such Seller to its current or former employees;

(e)            any Liabilities of such Seller under any Employee Benefit Plans, including any Liability for withdrawal from, or termination of, such Employee Benefit Plans, and any Tax arising from such Employee Benefit Plans or result of any transaction with or by such Employee Benefit Plans;

(f)            all Liabilities of such Seller to any current or former member, manager, officer, employee or Affiliate of such Seller, including, without limitation, any Liability arising out of or related to any loan, or any accrued interest related thereto, from any member, manager, officer, employee or Affiliate to such Seller;

(g)            any Liability to, or arising under any workers’ compensation program to which premiums or contributions are required to be paid;

(h)            any Liability as a result of, arising out of or relating to any (i) billing or payment review, billing or payment audit, recoupment or repayment proceeding, or other Proceeding, or appeals related thereto or settlements arising therefrom, brought by, on behalf of or before, any commission, board, agency or other Government Authority, Payor or any other third party, including any state department of health or any other state or federal agency with respect to any payments received by such Seller for services rendered prior to the First Closing or the Second Closing, or (ii) services arranged for or provided by or on behalf of such Seller prior to the First Closing or the Second Closing;

(i)            all Liabilities related to the Excluded Assets, including any Liabilities arising at any time under any Excluded Contract;

(j)            all Liabilities of such Seller or any Affiliate of such Seller with respect to releases of Hazardous Materials or violations of Environmental Laws prior to the First Closing or the Second Closing;

(k)            any and all other Liabilities relating to the Business or (i) the First Closing Acquired Assets, other than the Assumed Liabilities, which are related to acts, omissions, circumstances or events, existing, occurring or arising at or prior to the First Closing and (ii) the Second Closing Acquired Assets, other than the Assumed Liabilities, which are related to acts, omissions, circumstances or events, existing, occurring or arising at or prior to the Second Closing;

(l)            any Liability of such Seller incurred in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement; and

(m)            the Liabilities set forth on Schedule 2.4(m).

Section 2.5            Purchase Price. The aggregate consideration payable to Sellers for the sale, assignment, transfer, conveyance and delivery of the Acquired Assets to Purchaser shall be an amount equal to Two Million Five Hundred Thousand Dollars ($2,500,000) payable at the First Closing, plus the Earnout Amount, if any (the “Purchase Price”), payable in cash by wire transfer in federal funds or other immediately available funds to such account(s) as Sellers may designate in writing at least two (2) Business Days prior to the First Closing Date.

Section 2.6            Earnout.

(a)            Subject to the terms and conditions of this Section 2.6, as additional consideration for the purchase of the Acquired Assets, Sellers shall be eligible to receive an additional earnout payment in an aggregate amount not to exceed Two Million Dollars ($2,000,000) (the “Earnout Payment”), based upon the Case Volume for the period beginning on the First Closing Date and ending on the date that is twelve (12) months after the First Closing Date (the “Earnout Period”), as set forth below (as applicable, the “Earnout Target”):

(i)            If the Case Volume for the Earnout Period is more than 8,000 but less than 10,000, then Sellers will receive an Earnout Payment in an amount equal to Seven Hundred Fifty Thousand Dollars ($750,000); or

(ii)            If the Case Volume for the Earnout Period is more than 10,000 but less than 11,000, then Sellers will receive an Earnout Payment in an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000); or

(iii)            If the Case Volume for the Earnout Period is more than 11,000, then Sellers will receive an Earnout Payment in an amount equal to Two Million Dollars ($2,000,000).

(b)            Purchaser will provide to Parent or its designee or assigned beneficiary hereunder, a report within ten (10) Business Days after the end of each month during the Earnout Period, excepting the last month of the Earnout Period, setting forth in reasonable detail the Purchaser’s good faith calculation of the Case Volume during such month and cumulative Case Volume during the Earnout Period.

(c)            Not later than thirty (30) Business Days after the end of the Earnout Period, Purchaser shall prepare and deliver (or cause to be prepared and delivered) to Sellers a written statement (the “Earnout Statement”) setting forth Purchaser’s good faith calculation of the Case Volume during the Earnout Period. If Sellers objects to Purchaser’s calculation of the Case Volume set forth in the Earnout Statement, then Sellers shall notify Purchaser in writing of such objection within twenty (20) days following its receipt of the Earnout Statement. If, for any reason, Sellers fail to give Purchaser notice of any such objection within such 20-day period, then, for purposes of this Section 2.6(b), Purchaser’s calculation of the Case Volume set forth in the Earnout Statement shall be conclusive and binding upon the parties. If Sellers notify Purchaser in writing of such an objection within such 20-day period, then Purchaser and Sellers shall, for a period not to exceed thirty (30) days (unless otherwise agreed in writing by the parties) after the date upon which Purchaser receives Sellers’ objection notice (such period of time being hereinafter referred to as the “Objection Period”), work together diligently and in good faith to resolve any and all such objections. If, at or before the end of the Objection Period, Sellers and Purchaser resolve their disputes regarding the calculation of the Case Volume set forth in the Earnout Statement, then the calculation as so agreed to by Sellers and Purchaser shall be conclusive and binding upon the parties. If, at the end of the Objection Period, Sellers and Purchaser have not resolved their disputes regarding the calculation of the Case Volume, then such disputes shall, within five (5) Business Days after the expiration of the Objection Period, be submitted to arbitration pursuant to the procedure set forth in Section 10.2. The arbitrator shall only have the authority to resolve matters expressly submitted to it for resolution. The parties and their respective employees shall cooperate with the arbitrator during its engagement by promptly complying with all reasonable requests by the arbitrator for information, books, records and similar items. Sellers shall bear the fees and expenses of the arbitration for such determination unless it is determined by the arbitrator that the Earnout Target has been achieved, in which case, such fees and expenses shall be paid by Purchaser.

(d)            Sellers hereby acknowledge that the contingent right of Sellers to receive any amounts pursuant to this Section 2.6 is solely a contractual right and is not a security for purposes of any federal or state securities laws (and shall confer upon Sellers only the rights of a general, unsecured creditor under Applicable Law), (ii) will not be represented by any form of certificate or instrument, (iii) does not give Sellers any distribution rights, voting rights, liquidation rights, preemptive rights or other rights of holders of equity securities, (iv) is not assignable or otherwise transferable by Sellers except by operation of law or otherwise permitted under this Agreement (and any purported assignment or transfer in violation hereof shall be null and void ab initio), and (v) is speculative in nature and is not guaranteed until earned. Sellers further acknowledge and agree that during the Earnout Period, Purchaser shall have sole discretion with regard to all matters relating to the operations of the Business; provided, however, that Purchaser shall not take any action in bad faith with the intention of reducing Case Volume or any amounts that may be payable pursuant to this Section 2.6.

(e)            In the event of one or more Indemnifiable Claims by any Purchaser Indemnified Party against Sellers or Parent for Damages pursuant to Section 8.2, subject to the limitations set forth in Section 8.4, Purchaser shall have the right to reduce any amount payable pursuant to this Section 2.6 up to the aggregate amount of Damages that have been or may be sustained by the Purchaser Indemnified Parties in connection with such Indemnifiable Claims. The parties agree that any reduction of any amounts payable pursuant to this this Section 2.6 pursuant to the right of set-off in the immediately preceding sentence shall be treated as a decrease to the Purchase Price.

Section 2.7            Allocation of Purchase Price. The Purchase Price will be allocated among the Acquired Assets in accordance with Schedule 2.7, which reflects the parties’ intention to comply with the requirements of Section 1060 of the Code. The parties agree that this allocation of the Purchase Price will be controlling for Tax purposes and will be utilized by all parties in preparing IRS Form 8594 pursuant to Section 1060(b) of the Code and the Treasury Regulations issued thereunder. After the Closings, the parties will make consistent use of the allocation, fair market value, and useful lives so agreed upon for all Tax purposes and in all Tax Returns with the IRS in respect thereof. The parties hereby covenant and agree not to take a position on any Tax Return, including Form 8594, before any Governmental Authority charged with the collection of an income Tax or in any Proceeding that is in any way inconsistent with the allocation so agreed upon. Notwithstanding any such allocation of the Purchase Price to any restrictive covenants of Sellers and Parent, Purchaser will be entitled to recover the full amount of any Damages incurred from any breach of such covenants without reference to the amount allocated thereto.

Section 2.8            Prorations. Except as otherwise set forth herein, (a) all items of income and expense arising from the operation of the Business or the ownership of the First Closing Acquired Assets on or before the First Closing Date shall be for the account of Sellers, and all items of income and expense arising from the operation of the Business or the ownership of the First Closing Acquired Assets after the First Closing Date shall be for the account of Purchaser, and (b) all items of income and expense arising from the operation of the Business or the ownership of the Second Closing Acquired Assets on or before the Second Closing Date shall be for the account of Sellers, and all items of income and expense arising from the operation of the Business or the ownership of the Second Closing Acquired Assets after the Second Closing Date shall be for the account of Purchaser Prepaid items, deposits, credits and accruals such as property taxes, rent, utilities, other service charges, rental and other payments or advances under the Transferred Contracts shall be prorated as of the applicable Closing Date on the basis of the period of time to which such Liabilities, prepaid items and accruals apply. Purchaser and Sellers agree to promptly pay the other party any amounts which may become due based on any prorated items that are not quantified at the time of either Closing.

Section 2.9            Non-Assignable Assets. Nothing in this Agreement will be construed as an attempt or agreement to assign any agreement, Contract or Permit the assignment of which requires the consent of a Governmental Authority or other third party (to the extent otherwise intended to be assigned to Purchaser in connection with this Agreement and the transactions contemplated hereby, each, a “Non-Assignable Asset”) unless and until the relevant Governmental Authority’s or other third party’s consent to the assignment of such Non-Assignable Asset has been obtained. Each Seller will, and will cause their respective Affiliates to, use its best efforts to obtain the consents of the relevant third parties to the assignment to Purchaser of the Non-Assignable Assets and will cooperate with Purchaser at its request in endeavoring to obtain such consents. If, as a condition to obtaining such consent to the assignment or transfer of a Non-Assignable Asset, it shall be necessary for any Seller to cure any defaults thereunder or renew any expired Contract or Permit, then such Seller shall perform such acts, pay such sums and cure any such default and renew any such Contract or Permit. Each Seller will pay when due all costs and expenses associated with obtaining such consents and will promptly reimburse Purchaser for any and all Damages incurred by Purchaser or its Affiliates arising in connection with the failure to obtain a consent to a Non-Assignable Contract or the failure to obtain such consent prior to the applicable Closing at which such Contract or Permit was to be assigned. To the extent permitted by Applicable Law, in the event consents to the assignment thereof cannot be obtained, each Seller shall hold such Non-Assignable Assets in trust for Purchaser and the covenants and obligations thereunder will be performed by Purchaser in such Seller’s name, and all benefits and obligations existing thereunder will be for Purchaser’s account. From and after the applicable Closing, each Seller will take or cause to be taken with respect to the Non-Assignable Assets, only such actions in its name or otherwise as Purchaser may reasonably request so as to provide Purchaser with the benefits of the Non-Assignable Assets and to effect collection of money or other consideration that becomes due and payable under the Non-Assignable Assets, and each Seller will promptly pay over to Purchaser all money or other consideration received by it in respect of all Non-Assignable Assets. As of and from the applicable Closing Date, each Seller authorizes Purchaser, to the extent permitted by Applicable Law and the terms of the Non-Assignable Assets, at Purchaser’s expense, to perform all the obligations and receive all the benefits of such Seller under the Non-Assignable Assets and appoints Purchaser its attorney-in-fact to act in its name on its behalf with respect thereto. Nothing in this Section 2.9 shall affect Purchaser’s right to indemnification hereunder.

ARTICLE 3
CLOSING

Section 3.1            Closings.

The closing of the purchase and sale of the First Closing Acquired Assets contemplated by this Agreement (the “First Closing”) will take place on a date which is no later than five (5) Business Days after the satisfaction or waiver of all conditions precedent to the First Closing, and the parties respective obligations with respect thereto, under Section 3.2 and Section 3.3 herein; provided, however, that the First Closing shall not occur later than March 22, 2024 (the “First Closing Date”). The closing of the purchase and sale of the Second Closing Acquired Assets contemplated by this Agreement (the “Second Closing”) will take place on a date which is no later than five (5) Business Days after the satisfaction or waiver of all conditions precedent to the Second Closing, and the parties respective obligations with respect thereto, under Section 3.2 and Section 3.3 herein (the “Second Closing Date”). The First Closing and the Second Closing shall occur by exchanging all signature pages to the documents specific herein by email, and all documents delivered and actions taken at the First Closing and the Second Closing will be deemed to have been delivered or taken simultaneously at the time the last of any such actions is taken or completed. Once a Closing has occurred, such Closing will be deemed to have occurred at 12:01 a.m. Central Time on the applicable Closing Date.

Section 3.2            Closing Conditions of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement to be completed on the First Closing Date and Second Closing Date, as applicable, shall be subject to the fulfillment or Purchaser’s waiver in writing, at or prior to the applicable Closing, of each of the following conditions (for avoidance of doubt, if a condition does not specify the applicable Closing Date, such condition will be deemed to apply to both the First Closing and Second Closing to the extent applicable to such Closing Date):

(a)            Representations and Warranties. All representations and warranties made by Sellers and Parent in this Agreement and in any Ancillary Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties made by Sellers and Parent in this Agreement and in any Ancillary Agreement shall be true and correct in all material respects (other than the Fundamental Representations, which shall be true and correct in all respects), in each case as of the date hereof and as of each Closing Date with the same force and effect as if made on and as of each Closing Date, except to the extent that such representations and warranties specifically relate to an earlier date, in which case they shall be true and correct as of such earlier date.

(b)            Compliance with Agreements, Covenants, and Conditions. Parent and each Seller shall have performed or complied with all of the covenants, agreements and conditions contained in this Agreement and the Ancillary Agreements that are required to be performed or complied with by Parent and such Seller at or prior to each Closing.

(c)            Required Consents. Purchaser shall have received evidence of the receipt of all consents identified on Schedule 3.2(c). In addition, each Seller shall have made all filings and shall have obtained all necessary governmental and regulatory licenses, permits, authorizations, consents and approvals required to be obtained by such Seller to consummate the transactions contemplated hereby.

(d)            No Proceedings. No Proceedings shall be threatened or pending in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby.

(e)            No Material Adverse Effect. Since the date of this Agreement, no fact, circumstance, development or event shall have occurred that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(f)            Due Diligence. At each Closing, Purchaser shall have completed its due diligence investigation of the Business and the applicable Acquired Assets and shall be satisfied in its sole discretion with the results thereof.

(g)            Closing Deliveries. At the applicable Closing, Sellers and Parent shall have delivered or caused to be delivered to Purchaser each of the closing deliveries set forth in Section 3.4.

(h)            Nominee Agreement. At or prior to the First Closing, Purchaser, Sellers and Parent shall have agreed upon the terms and conditions of a Nominee Agreement, substantially in the form attached hereto as Exhibit C (the “Nominee Agreement”), pursuant to which certain Sellers shall agree to remain as going concern entities in good standing in all requisite jurisdictions for the purpose of continuing to hold certain assets that are not acquired by Purchaser hereunder, including, without limitation, certain assets that are not acquired due to transfer restrictions or consent to assignment limitations. The Nominee Agreement shall set forth the parties’ rights and obligations regarding certain Seller’s acting as a nominee during the 12-month period, or such shorter period following the First Closing as set forth in the Nominee Agreement (the “Nominee Period”) for the Nominee Assets, as hereinafter defined. The “Nominee Assets” shall mean those assets, including, without limitation, certain Contracts, identified by the parties as impractical to transfer at either Closing, but material to the post-Closing operations of Purchaser. In connection with the foregoing, certain Sellers shall, for the duration of the Nominee Period, continue their commercial general liability insurance policies in place as of the First Closing and shall maintain such other insurance coverages as are customary and standard for the industry in which such Seller operates. In addition, following the Nominee Period, certain Sellers shall maintain their existing medical malpractice insurance or purchase tail insurance to cover claims arising against such Seller prior to either Closing as set forth in Section 7.8. Purchaser shall pay all ordinary operating expenses of such Sellers including, but not limited to, any Taxes owed as result of such Seller’s operations during the Nominee Period based on a budget that is consistent historically with the expenses of the Business (but expressly excluding any compensation paid to the principals of such Seller), including certain insurance related expenditures associated with customary insurance and tail insurance required herein and as set forth in the Nominee Agreement, on behalf of such Seller; provided, however, that Purchaser shall have no Liability for any Taxes arising prior to the Effective Date, and Sellers and Parent shall joint and severally indemnify, defend and hold harmless the Purchaser Indemnified Parties from any all Damages arising in connection therewith. In addition, during the Nominee Period, Sellers and Purchaser shall identify and mutually agree upon certain employees and service providers who will continue to act on behalf of Sellers, as agents, employees, or representatives of Sellers or as a vendor to Sellers.

Section 3.3            Closing Conditions of Sellers and Parent. The obligations of Parent and each Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Parent’s waiver in writing, at or prior to the applicable Closing (or the automatic waiver of such condition by its terms as set forth below), of each of the following conditions:

(a)            Representations and Warranties. All representations and warranties made by Purchaser in this Agreement and in any Ancillary Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties made by Purchaser in this Agreement and in any Ancillary Agreement shall be true and correct in all material respects, in each case as of the date hereof and as of each Closing Date with the same force and effect as if made on and as of each Closing Date, except to the extent that such representations and warranties specifically relate to an earlier date, in which case they shall be true and correct in all respects as of such earlier date.

(b)            Compliance with Agreements, Covenants, and Conditions. Purchaser shall have performed or complied with all of the covenants, agreements and conditions contained in this Agreement and the Ancillary Agreements that are required to be performed or complied with by Purchaser at or prior to each Closing.

(c)            Covenants. Purchaser shall have performed or complied with all of the covenants, agreements and conditions contained in this Agreement and the Ancillary Agreements that are required to be performed or complied with by Purchaser at or prior to each Closing.

(d)            Required Consents. Purchaser shall have made all filings and shall have obtained all necessary governmental and regulatory licenses, permits, authorizations, consents and approvals required to be obtained by Purchaser to consummate the transactions contemplated hereby.

(e)            No Proceedings. No Proceeding shall be threatened or pending in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby.

(f)            Closing Deliveries. At the applicable Closing, Purchaser shall have delivered or caused to be delivered to Sellers and Parent each of the closing deliveries set forth in Section 3.5.

(g)            Merger with Danam Health, Inc.. At the Second Closing, Sellers shall have consummated the merger with Danam Health, Inc. (the “Merger”); provided that Parent shall be deemed to have waived this condition if Sellers have failed to consummate the Merger within one hundred twenty (120) days of the date of the First Closing Date.

Section 3.4            Deliveries by Sellers and Parent. At the applicable Closing, Sellers and Parent will deliver, or cause to be delivered, to Purchaser (unless previously waived by Purchaser in writing) all of the following:

(a)            at each Closing, a bill of sale, assignment and assumption agreement for the assignment of the First Closing Assets or Second Closing Assets, as applicable, and the assignment and assumption of the applicable Assumed Liabilities, in form and substance reasonably satisfactory to Purchaser, duly executed by each Seller;

(b)            at the First Closing, a non-competition agreement applicable to the First Closing Restricted Area to be entered into by Purchaser, Sellers and Parent, in form and substance reasonably satisfactory to Purchaser, duly executed by Sellers and Parent (the “First Closing Noncompetition Agreement”);

(c)            at the Second Closing, a non-competition agreement applicable to the Second Closing Restricted Area to be entered into by Purchaser, Sellers and Parent, in form and substance reasonably satisfactory to Purchaser, duly executed by Sellers and Parent (the “Second Closing Noncompetition Agreement”);

(d)            at the First Closing, a transaction bonus agreement to be entered into by Purchaser and each of those leadership members set forth on Schedule 3.4(c) hereto, in form and substance reasonably satisfactory to Purchaser, duly executed by such designated leadership members (the “Transaction Bonus Agreements”);

(e)            at the First Closing, the Nominee Agreement, duly executed by Sellers;

(f)            at the First Closing, an assignment of intellectual property, substantially in the form attached hereto as Exhibit D, duly executed by each applicable Seller;

(g)            at the Second Closing, an assignment of intellectual property, substantially in the form attached hereto as Exhibit E, duly executed by each applicable Seller.

(h)            at each Closing, an amendment to each applicable Seller’s articles of organization or certificate of formation, as applicable, to change such Seller’s name in all jurisdictions in which it is registered or qualified to do business, each in form and substance reasonably satisfactory to Purchaser, duly executed by each Seller;

(i)            at each Closing, releases, termination statements and/or satisfaction statements for all Liens encumbering the First Closing Assets or Second Closing Assets, as applicable;

(j)            at each Closing, a duly executed officer’s certificate for each Seller, dated as of the Closing Date, each in form and substance reasonably satisfactory to Purchaser, certifying (i) and attaching all requisite resolutions or actions of its sole member and manager and the board of directors of Parent (the “Board of Directors of Parent”) approving (A) the execution and delivery of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby and (B) the amendment of such Seller’s articles of organization or certificate of formation, as applicable to change such Seller’s name in all jurisdictions in which it is registered or qualified to do business, (ii) that the conditions set forth in Section 3.2(a), Section 3.2(b), Section 3.2(c) and Section 3.2(e) have been satisfied, and (iii) to the incumbency and specimen signatures of all officers of such Seller executing this Agreement and the Ancillary Agreements;

(k)            at each Closing, a certificate of good standing of Parent and each applicable Seller issued by the applicable jurisdiction of organization and each jurisdiction in which such Person is qualified to do business, dated within ten (10) days prior to the applicable Closing Date;

(l)            at the First Closing, a duly executed certificate of non-foreign status, in form and substance reasonably satisfactory to Purchaser, from each Seller in a form that complies with Sections 1445(b)(2) and 1446(f) of the Code and the Treasury Regulations thereunder, together with a duly executed IRS Form W-9 from each Seller;

(m)            at the First Closing, evidence reasonably satisfactory to Purchaser of the receipt of all consents identified on Section 4.4 of the Disclosure Schedule;

(n)            at the First Closing, evidence reasonably satisfactory to Purchaser of the Tail Insurance pursuant to Section 7.8 and the general commercial general liability insurance pursuant to the Nominee Agreement; and

(o)            at each Closing, such other instruments and documents that Purchaser or its counsel may reasonably request to effectuate the transactions contemplated by this Agreement.

Section 3.5            Deliveries by Purchaser. At the applicable Closing, Purchaser will deliver, or cause to be delivered, to Sellers and Parent (unless previously waived by Parent in writing) all of the following:

(a)            at the First Closing, the Purchase Price in accordance with Section 2.5;

(b)            at each Closing, a bill of sale, assignment and assumption agreement for the assignment of the First Closing Assets or Second Closing Assets, as applicable, and the assignment and assumption of the applicable Assumed Liabilities, in form and substance reasonably satisfactory to Sellers, duly executed by Purchaser;

(c)            at the First Closing, the First Closing Noncompetition Agreement, duly executed by Purchaser;

(d)            at the Second Closing, the Second Closing Noncompetition Agreement, duly executed by Purchaser:

(e)            the First Closing the Transaction Bonus Agreements, duly executed by Purchaser;

(f)            the First Closing the Nominee Agreement, duly executed by Purchaser;

(g)            at the First Closing, an assignment of intellectual property, substantially in the form attached hereto as Exhibit D, duly executed by Purchaser;

(h)            at the Second Closing, an assignment of intellectual property, substantially in the form attached hereto as Exhibit E, duly executed by Purchaser;;

(i)            at the First Closing, a limited use license, in form and substance reasonably satisfactory to Sellers, granting Sellers the right to use the names of Sellers sold hereunder for the sole purpose of billing and collecting on Accounts Receivable;

(j)            at each Closing, a duly executed manager’s certificate for Purchaser, dated as of the applicable Closing Date, in form and substance reasonably satisfactory to Parent, certifying (i) and attaching all requisite resolutions or actions of its managers approving the execution and delivery of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, (ii) that the conditions set forth in Section 3.3(a), Section 3.3(b) and Section 3.3(c) have been satisfied, and (iii) to the incumbency and specimen signatures of all officers of Purchaser executing this Agreement and the Ancillary Agreements;

(k)            at each Closing, a certificate of good standing of Purchaser issued by the Delaware Secretary of State, dated within ten (10) days prior to the applicable Closing Date; and

(l)            each Closing, such other instruments and documents that Parent may reasonably request to effectuate the transactions contemplated by this Agreement.

ARTICLE 4
REPRESENTATIONS OF SELLERS AND PARENT

In order to induce Purchaser to enter into this Agreement, Sellers and Parent, jointly and severally, hereby represent and warrant to Purchaser that the statements contained in this Article 4 are true and correct, subject to the qualifications and exceptions set forth in the Schedules provided by Sellers to Purchaser on the date hereof (the “Disclosure Schedule”):

Section 4.1            Existence and Good Standing. Each Seller is a limited liability company duly organized, validly existing and in good standing under the laws of its applicable jurisdiction of organization or formation. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Parent and each Seller has the requisite power and authority to own, lease and operate its respective properties and to carry on its business as now being conducted, and each Seller is duly qualified or licensed to do business, and is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by such Seller or the nature of the business conducted by such Seller makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. A complete list of the jurisdictions in which each Seller is qualified or licensed to do business is set forth on Section 4.1 of the Disclosure Schedule.

Section 4.2            Capitalization; Subsidiaries. Parent constitutes the sole record and beneficial owner of all issued and outstanding equity interests of each Seller, and no other Person has any interest in or an option, warrant or other right to acquire an interest in any Seller or in the Acquired Assets (other than Purchaser). Assure Neuromonitoring constitutes the sole record and beneficial owner of all issued and outstanding equity interests of each Assure Neuromonitoring Subsidiary. All of the issued and outstanding equity interests of Sellers and the Assure Neuromonitoring Subsidiaries are duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive rights or other similar right. Except with respect to the Assure Neuromonitoring Subsidiaries, no Seller has any subsidiaries nor holds any shares, capital stock, partnership, membership or similar interests, or any option, warrant, right or security (including debt securities) convertible or exchangeable therefor, in any Person.

Section 4.3            Authorization and Binding Obligation.

(a)            Each Seller has the necessary power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and each of the Ancillary Agreements to which such Seller is a party and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of such Seller. This Agreement and each of the Ancillary Agreements to which such Seller is a party has been duly executed and delivered by each Seller and, assuming the due authorization, execution and delivery by the other parties to this Agreement and the Ancillary Agreements, constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its respective terms (subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

(b)            Parent has the necessary capacity, power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which Parent is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and each of the Ancillary Agreements to which Parent is a party has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the other parties to this Agreement, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its respective terms (subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

Section 4.4            No Violations; Approvals. Except as set forth on Section 4.4 of the Disclosure Schedule, the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not conflict with, or result in any breach, violation of, or default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give rise to a right of termination, amendment, suspension, revocation or acceleration of any obligation or a loss of any rights under, or result in the creation of any Lien upon, any of the Acquired Assets under, (a) the Organizational Documents of any Seller, (b) any Contract, Permit or other arrangement applicable to any Seller, Parent or their respective properties or assets, or (c) any Applicable Laws, except in the case of (b) and (c) such as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Section 4.4 of the Disclosure Schedule, no consent, approval, order or authorization of, or registration or filing with any Governmental Authority or any Person is required by or with respect to any Seller or Parent in connection with the execution and delivery by Sellers or Parent of this Agreement and the Ancillary Agreements or the consummation by Sellers or Parent of the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 4.5            Financial Statements.

(a)            Parent has made available to Purchaser true and complete copies of (i) the audited consolidated balance sheet of Parent as of December 31, 2022, December 31, 2021 and December 31, 2020, together with the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years then ended, including the notes and schedules thereto, as audited by Parent’s independent accounting firm; and (ii) the Most Recent Balance Sheet, together with the related unaudited consolidated statements of operations, shareholders’ equity and cash flows for the interim period then ended (collectively, the “Financial Statements”).

(b)            The Financial Statements (i) are true, complete and correct in all material respects and fairly and accurately present the financial condition and results of operations, and cash flow of the Business at and as of the dates thereof and for the periods covered thereby, (ii) were compiled from books and records regularly maintained by management of the Parent used to prepare the financial statements of the Parent and (iii) were prepared in accordance with GAAP applied on a consistent basis in accordance with past practices and subject to normal year-end adjustments (none of which are expected to be materially adverse, individually or in the aggregate, to Parent, taken as a whole); provided, that the unaudited interim financial statements need not contain footnote disclosures required by GAAP. The Financial Statements contain adequate reserves for the realization of all assets and for all reasonably anticipated liabilities in accordance with GAAP. Parent maintains adequate internal controls to assure the proper recording of all assets, liabilities and transactions in Parent’s records and books of account in order to prepare the Financial Statements in accordance with GAAP and to safeguard Parent’s assets.

Section 4.6            Absence of Undisclosed Liabilities. Except as set forth on Section 4.6 of the Disclosure Schedule, no Seller has any obligation or Liability, other than (a) Liabilities set forth on the liabilities side of the Most Recent Balance Sheet (rather than any notes thereto), (b) Liabilities that have arisen in the Ordinary Course of Business since the date of the Most Recent Balance Sheet (none of which is a Liability resulting from breach of contract, breach of warranty, tort, infringement, claim, lawsuit, violation of Applicable Law or environmental liability or clean-up obligation), and (c) obligations of any Seller pursuant to Material Contracts set forth on Section 4.11(a) of the Disclosure Schedule (none of which is a Liability resulting from breach of contract, breach of warranty, tort, infringement, claim, lawsuit, violation of Applicable Law or environmental liability or clean-up obligation).

Section 4.7            Absence of Certain Changes. Since December 31, 2022 through and including the date of this Agreement, each Seller has operated only in the Ordinary Course of Business in all material respects, there has not been an event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and no Seller has, except as set forth on Section 4.7 of the Disclosure Schedule or except as expressly contemplated by this Agreement:

(a)            sold, leased, transferred or assigned any assets or properties, tangible or intangible, outside the Ordinary Course of Business;

(b)            entered into any Contract outside the Ordinary Course of Business;

(c)            delayed or postponed the payment of accounts payable or other Liabilities or accelerated the collection of accounts receivable;

(d)            made any capital expenditures outside the Ordinary Course of Business or failed to make any budgeted capital expenditures;

(e)            made any capital investment in, or any loan to, any other Person;

(f)            created, incurred, assumed or guaranteed any Indebtedness, or canceled or compromised any debt or claim except in the Ordinary Course of Business;

(g)            experienced any material damage, destruction or loss (whether or not covered by insurance) to its properties or assets;

(h)            entered into any employment Contract or collective bargaining agreement, written or oral, or modified the material terms of any existing such Contract or agreement outside the Ordinary Course of Business;

(i)            granted any increase in the base compensation or made any other material change in the terms of employment of any of its managers, officers or employees outside the Ordinary Course of Business;

(j)            adopted, amended, modified or terminated any Employee Benefit Plan except as required by Applicable Law;

(k)            made any change in such Seller’s accounting principles or practices or its method of application of such principles or practices;

(l)            made, changed or revoked any Tax election or accounting method of such Seller, failed to file any Tax Return required to be filed by such Seller in a timely manner with the appropriate Tax authorities or to pay any Taxes shown to be due thereon, settled a claim or assessment with respect to Taxes, executed a closing agreement or similar agreement with respect to Taxes, or executed a waiver of a statutory period of limitations with respect to the assessment or collection of Taxes; or

(m)            agreed, in writing or otherwise, to take any of the actions specified in paragraphs (a) through (l) of this Section 4.7.

Section 4.8            Inventory. All of the Inventory reflected on the Financial Statements consists of items of a quality and quantity useable or saleable in the ordinary course, except as reserved for obsolete and slow-moving inventory for which appropriate and adequate reserves have been included in the Financial Statements in accordance with GAAP. No Inventory is subject to any write-down or write-off for which appropriate reserves have not been included in the Financial Statements. Section 4.8 of the Disclosure Schedule sets forth the locations of all Inventory, including, without limitation, consigned Inventory, if any, and Inventory located in public or off-site warehouses, or otherwise.

Section 4.9            Title to Properties; Sufficiency of Assets.

(a)            Each Seller has good and marketable title to, a valid leasehold interest in or a valid license or other right to use the Acquired Assets owned or leased by such Seller, and each Seller and has the right to use and to transfer and assign to Purchaser all Acquired Assets owned or leased by such Seller, in each case free and clear of all Liens, other than Permitted Liens. At each of the First Closing and the Second Closing, Purchaser will receive good and marketable title to all of the First Closing Assets and Second Closing Assets, respectively, free and clear of all Liens, other than Permitted Liens.

(b)            The Acquired Assets constitute all of the assets, properties and rights that are used in and necessary for the conduct of the Business as presently conducted. None of the Excluded Assets are, individually or in the aggregate, material to the operation of the Business. The First Closing Acquired Assets will enable Purchaser to operate the Business immediately after the First Closing in substantially the same manner as operated by Sellers immediately prior to the First Closing and the Second Closing Acquired Assets will enable Purchaser to operate the Business immediately after the Second Closing in substantially the same manner as operated by Sellers immediately prior to the Second Closing

Section 4.10            Tangible Personal Property.

(a)            Section 4.10(a) of the Disclosure Schedule contains a complete and accurate list of all of the Tangible Personal Property owned or leased by any Seller and used or held for use in the Business.

(b)            Except as described on Section 4.10(b) of the Disclosure Schedule, (i) each piece of Tangible Personal Property set forth on Section 4.10(a) of the Disclosure Schedule is in good working condition and repair (ordinary wear and tear excepted), has been maintained in accordance with accepted industry practices and is suitable for the purposes for which it is being used and for which it is intended to be used in such Seller’s normal business operations, and (ii) no machinery or equipment owned or used by such Seller is out of service or not in use and no machinery or equipment owned or used by such Seller is subject to deferred maintenance.

Section 4.11            Material Contracts.

(a)            Section 4.11(a) of the Disclosure Schedule contains a true and correct list of all of the following Contracts to which any Seller is a party (including summaries of any oral Contracts), categorized on Section 4.11(a) of the Disclosure Schedule by the Subsections listed below (“Material Contracts”):

(i)            all Contracts involving commitments by any Seller to purchase goods or services in excess of $25,000 (other than purchase orders issued in the Ordinary Course of Business);

(ii)           all Contracts involving commitments by others to purchase or acquire services or products from any Seller in excess of $25,000;

(iii)          all Contracts with any Top Customers;

(iv)          all Contracts with any Top Vendors;

(v)            all Contracts involving commitments to others to make capital expenditures in excess of $25,000;

(vi)          all Contracts for the receipt of management services by any Seller;

(vii)          all Contracts with any current or former employees, consultants or independent contractors of any Seller, including all employment, consulting, non-competition, severance, and indemnification agreements, that (A) provide for annual compensation in excess of $100,000 for such Person, (B) is not terminable by such Seller without an obligation to pay severance or other contractual post-termination benefits in excess of $25,000, or (C) provide for future payments that are conditioned in whole or in part on a change in control of Parent or such Seller;

(viii)          all Contracts involving the disposition or acquisition by any Seller of any business, properties or assets (other than Contracts for the purchase of Inventory or supplies in the Ordinary Course of Business);

(ix)            all Contracts evidencing or related to Indebtedness;

(x)            all Contracts with any Governmental Authority;

(xi)            all Contracts purporting to limit any Seller’s ability to (A) conduct the Business in any market or geographical area or with any Person, (B) solicit the business of any customer, supplier or other business relation of such Seller, or (C) hire or engage any Person as an employee, consultant or independent contractor;

(xii)            any license (whether inbound or outbound), sublicense, consent to use agreement, settlement, coexistence agreement, covenant not to sue, permission or other Contract relating to any Intellectual Property (other than readily available off-the-shelf software licenses);

(xiii)            all Contracts that grant to any Person (A) rights of first refusal, of first option or of similar rights, or (B) exclusive or partially exclusive rights to purchase products or services from any Seller;

(xiv)            all Contracts (A) relating to joint ventures, strategic alliances, partnerships or similar arrangements; (B) involving a sharing of revenues, profits, cash flow, expenses or losses with any other Person; or (C) involving the payment of any royalties to any Person;

(xv)            all Contracts relating to the settlement of any Proceeding or threatened Proceeding involving any Seller;

(xvi)          all Contracts that provide for the indemnification by any Seller of any Person outside the Ordinary Course of Business;

(xvii)         all Contracts with Affiliates of any Seller or Parent;

(xviii)        all Contracts (whether exclusive or otherwise) with any sales agent, reseller, representative, franchisee, dealer or distributor;

(xix)          all operating or capital leases of personal property; and

(xx)           all leases of real property, including the lease with respect to the Leased Real Property (the “Lease”).

(b)            Except as set forth on Section 4.4 of the Disclosure Schedule, each Material Contract is fully assignable to Purchaser without the consent of any third party. Each Material Contract is in full force and effect and is valid, binding and enforceable in accordance with its terms as to the applicable Seller and, to the Knowledge of Sellers, the other parties thereto. The applicable Seller has performed and is performing all obligations required to be performed by such Seller under the Material Contracts. No Seller nor, to the Knowledge of Sellers, any other party to any Material Contract, is in material default under any Material Contract, and no event has occurred that constitutes, or with the lapse of time or the giving of notice or both would constitute, a default by such Seller or a default by any other party under any Material Contract, except for such defaults that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Seller has assigned, delegated or otherwise transferred any interests in any Material Contract. There are no disputes pending or, to the Knowledge of Sellers, threatened under any Material Contract and Sellers have not received notice that any party intends to terminate, cancel or materially modify the terms of any Material Contract. Parent has made available to Purchaser a true, correct and complete copy of each Material Contract, together with all amendment, modifications, waivers or other changes thereto.

Section 4.12          Litigation. Except as set forth on Section 4.12 of the Disclosure Schedule or such as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) there is no Proceeding to which any Seller is currently, or since December 31, 2018 has been, a party, (b) no Proceeding against any Seller is threatened nor, to the Knowledge of Sellers, is there is any basis therefor, and (c)no Seller has commenced preparations to initiate any Proceeding against any other Person. There are no outstanding orders or judgments affecting or relating to any Seller or the Acquired Assets.

Section 4.13          Taxes.

(a)            Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Seller has filed on a timely basis (taking into account any valid extensions) all Tax Returns that it was required to file and such Tax Returns are true, correct and complete in all material respects. Each Seller has paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by such Seller. No Seller has been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding or assessed against any Seller.

(b)            No Seller has waived (or would be subject to a waiver given by any other Person) any statute of limitations in respect of Taxes or agreed to any extension of time (or would be subject to an agreement to an extension of time given by any other Person) with respect to a Tax assessment or deficiency. No Seller is currently the beneficiary to any extension of time within which to file any Tax Returns.

(c)            No Seller is a party to any Tax allocation or sharing agreement nor does any Seller have any Liability to any Person with respect to any previously terminated Tax allocation or sharing agreement.

(d)            All monies required to be withheld by any Seller from employees, independent contractors, creditors or other third parties for Taxes have been collected or withheld and timely paid in full to the respective Governmental Authorities.

(e)            There is no dispute, claim, audit or other Proceeding concerning any Seller’s Liability for Taxes pending or, to the Knowledge of Sellers, threatened or proposed. There are no Tax rulings, requests for rulings or closing agreements relating to any Seller that could affect the Liability for Taxes of Purchaser or any Seller for any period (or portion of a period) after the First Closing Date or the Second Closing Date. There are no Tax deficiencies of any kind assessed against any Seller with respect to any taxable period ending on or before First Closing Date and the Second Closing Date.

(f)            The unpaid Taxes of Sellers did not, as of the date of the Most Recent Balance Sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet, and will not exceed that reserve as adjusted in the Ordinary Course of Business through each Closing Date in accordance with the past practices and customs of Sellers in filing Tax Returns.

(g)            Section 4.13(g) of the Disclosure Schedule contains a complete and accurate list of each jurisdiction in which any Seller has property, employees or sales, or with which any Seller otherwise has nexus to be subject to sales and use Tax in such jurisdiction. Each Seller has properly collected, paid and reported all sales and use taxes required to have been collected, paid and reported in each jurisdiction in which such Seller has property, employees or sales, or with which such Seller otherwise has nexus. No claim has ever been made or is expected to be made by an authority in a jurisdiction where any Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(h)            Purchaser has been provided with true, accurate and complete copies of all Tax Returns, audit reports, statements of deficiencies and examination reports of Sellers for taxable periods beginning after December 31, 2018. To the Knowledge of Sellers, no Governmental Authority is likely to assess any additional Taxes for any period for which Tax Returns have been filed.

(i)            There are no Tax-related Liens on any of the assets of any Seller that arose in connection with any failure (or alleged failure) to pay any Tax, and, to the Knowledge of Sellers, there is no basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Tax-related Lien.

(j)            Each Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(k)            No Seller is a “foreign person” within the meaning of Section 1445 of the Code, and no Seller is, nor has ever been, subject to Tax in a jurisdiction outside of the United States.

(l)            No Seller has (i) been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of state, local or foreign law) or (ii) any Liability for Taxes of any Person (other than any Seller) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor by contract or otherwise.

Section 4.14            Intellectual Property.

(a)            Section 4.14(a) of the Disclosure Schedule contains a complete and accurate list of all Intellectual Property owned or licensed by any Seller or used or held for use in the Business, including, without limitation, all domain names, patents, pending patents, trademarks, tradenames, service marks (whether registered or unregistered), trademark licenses (including licenses pursuant to which any Seller is either a licensor or a licensee of intellectual property rights), software (other than off-the-shelf commercially available software licensed pursuant to the standard terms applicable thereto) and other Intellectual Property and protections and registrations. Except as set forth on Section 4.14(a) of the Disclosure Schedule, no Seller owns any patents, patent applications, registered or unregistered trademarks, and registered or unregistered copyrights, nor has any Seller ever owned any patents, patent applications, registered or unregistered trademarks, and registered or unregistered copyrights. The Acquired Assets do not, and the Intellectual Property included in the Acquired Assets does not, and to the Knowledge of Sellers will not, as used by Purchaser in connection with the operation of the Business from and after each Closing, violate, infringe, misappropriate, dilute or constitute the unauthorized use of the patent, trademark, copyright, trade secret or other Intellectual Property or other proprietary rights of any Person. No Intellectual Property owned or used by any Seller in the Business is subject to any outstanding order or agreement restricting the use thereof by any Seller. To Sellers’ Knowledge, no third party has misappropriated, infringed, diluted or violated or is misappropriating, infringing, diluting or violating any Intellectual Property owned or used by any Seller in the Business, and no such claims have been made against any third party by any Seller.

(b)            All Intellectual Property necessary for the operation of the Business is owned by Sellers free and clear of all Liens, other than Permitted Liens, or is licensed by Sellers under license agreements to be assigned to Purchaser, and all such Intellectual Property will be available to Purchaser immediately after the applicable Closing upon which such Intellectual Property is assigned or transferred to Purchaser on substantially the same terms and conditions to those under which Sellers owned or used such Intellectual Property immediately prior to such Closing. No Intellectual Property owned or used by any Seller in the Business is subject to any Contract with a third party pursuant to which any Seller has deposited, or would be required in any circumstances to deposit, into escrow any of the Intellectual Property for the benefit of such third party. All software included in the products and services of Sellers is substantially free of any material defects, bugs and errors.

(c)            All Intellectual Property owned or licensed by Sellers or used or held for use in the Business is valid, subsisting and enforceable, and no Seller has received any notice or claim challenging the validity or enforceability of any such Intellectual Property or alleging any misuse of such Intellectual Property. There are no actions that must be taken by any Seller within one hundred eighty (180) days of the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing with any Governmental Authority of any responses, office actions, documents, applications or certificates, for the purposes of obtaining, maintaining, perfecting, preserving or renewing any registered Intellectual Property. No Seller has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of registered Intellectual Property (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like).

(d)            The operation of the Business as currently conducted and the use of Intellectual Property by Sellers does not infringe (including, directly, jointly, as contributory infringer, through inducement or otherwise), misappropriate or otherwise violate any intellectual property of any third party. No claim has been asserted and, to the Knowledge of Sellers, no claim has been threatened by any Person, (i) against the use by any Seller of any of the Acquired Assets or any Intellectual Property included in the Acquired Assets; (ii) against any Seller claiming infringement upon or misappropriation or violation of any Intellectual Property or other proprietary rights of third parties as a result of the use of the Acquired Assets or the operation by Sellers of the Business as presently conducted; or (iii) challenging the ownership, validity or enforceability of any of the Acquired Assets or any Intellectual Property included in the Acquired Assets.

(e)            No Seller, and to the Knowledge of Sellers, no other party is in default of any material obligation under any Contract, license or similar agreement relating to the Intellectual Property included in the Acquired Assets. No Seller has granted any right, title or interest to any Person in or to the Intellectual Property included in the Acquired Assets. Except as set forth on Section 4.14(e) of the Disclosure Schedule and except for license fees for any off-the-shelf commercially available software, no Seller is obligated to pay any amount, whether as a royalty, license fee or other payment, to any Person, in order to use the Intellectual Property included in the Acquired Assets.

(f)            Each Seller has taken reasonable steps to protect such Seller’s rights in such Seller’s proprietary and/or confidential information and trade secrets or any trade secrets or confidential information of third parties provided to such Seller that is used or held for use in the Business. All trade secrets and other confidential information of each Seller used or held for use in the Business are owned by such Seller, are not part of the public domain, and have not been misappropriated by any Person having an obligation to maintain such trade secrets or other confidential information in confidence for such Seller. No trade secret material to the business of any Seller has been authorized to be disclosed or has been actually disclosed by such Seller to any Person other than pursuant to a confidentiality agreement restricting the disclosure and use thereof.

(g)            Each Seller has sufficient rights to use all computer software, middleware and systems, information technology equipment and associated documentation used or held for use in connection with the operation of the Business as conducted during the twelve (12) months prior to the First Closing and the Second Closing (the “IT Assets”), all of which rights shall survive the consummation of the transactions contemplated by this Agreement unchanged. The IT Assets operate and perform substantially in accordance with their documentation and functional specifications and otherwise as required by Sellers in connection with the operation of the Business. The IT Assets have not malfunctioned or failed in any material respect and do not contain any bugs, faults or other devices or effects that may materially adversely affect the functionality of the IT Assets, except as disclosed in their documentation. There have been no breaches, security incidents or unauthorized access to any IT Assets or any customer data or information in the possession or control of any Seller, and no Seller has provided or been required to provide any notices to any Person in connection with a disclosure of customer data or information. No Seller nor any third party acting on behalf of any Seller has paid (i) any perpetrator of any data breach incident or cyber-attack or (ii) any third party with actual or alleged information about a data breach incident or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or other third party. Each Seller has implemented reasonable backup, security and disaster recover technology, plans, procedures and facilities consistent with industry practices.

(h)            Each Seller has established and maintains, and during the twelve (12) months prior to the First Closing and the Second Closing, has maintained, at least industry standard safeguards against the destruction, loss or alteration of customer data or information in the possession or control of such Seller that comply with any applicable contractual and legal requirements. Each Seller has implemented and maintains and, during the twelve (12) months prior to the First Closing and the Second Closing, has maintained, at least industry standard systems, security measures and procedures to guard against the unauthorized access, alteration, or destruction of customer data or information (including any personally identifiable information).

Section 4.15            Privacy Laws.

(a)            Each Seller has established and implemented operating procedures and systems reasonably designed to cause its employees and agents to comply with the applicable provisions of the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191) (“HIPAA”) and the Health Information Technology for Economic and Clinical Health Act (Pub. L. No. 111-5), any implementing regulations, and any state privacy or medical information laws applicable to the operation of the Business (collectively, the “Privacy Laws”).

(b)            Each Seller has at all times been and is currently in compliance in all material respects with the Privacy Laws and with all contractual requirements, including any “business associate agreements” that regulate or limit the maintenance, use, disclosure or transmission of medical records, patient information or other personal information made available to or collected by such Seller in connection with the operation of the Business. Each Seller has entered into business associate agreements with all material third parties acting as a “business associate” as defined in 45 C.F.R. § 160.103.

(c)            No Seller is under investigation by any Governmental Authority for a violation of any Privacy Law, including the receipt of any notices from the United States Department of Health and Human Services Office of Civil Rights or Department of Justice relating to any such violations. Copies of any written complaints delivered to any Seller alleging a violation of any Privacy Law have been made available to Purchaser.

(d)            Except as set forth on Section 4.15(d) of the Disclosure Schedule, to Sellers’ Knowledge, no Seller has suffered any unauthorized acquisition, access, use or disclosure of any individually identifiable health information that, individually or in the aggregate, compromises the security or privacy of such information, and no Seller is currently investigating any potentially unauthorized acquisition, access, use or disclosure of any individually identifiable health information.

(e)            No Seller has notified, either voluntarily or as required by Applicable Law, any affected individual or any Governmental Authority of any breach of individually identifiable health information or other personal identifiable information, and no Seller is currently investigating any potential breach.

(f)            Each Seller has entered into trading partner agreements and utilized the HIPAA standard formats for the electronic exchange of health information in compliance with, and as required by, the Privacy Laws and all other Applicable Laws. Each Seller has a breach notification policy that complies with applicable Privacy Laws, and except as set forth on Section 4.15(f) of the Disclosure Schedule, no Seller has experienced a breach of Protected Health Information or other personal information held by such Seller. For purposes of this Section 4.15, the term “breach” means the acquisition, access, use or disclosure of personal information, including Protected Health Information, as defined at 45 C.F.R. § 160.103, in violation of the Privacy Laws which compromises the security or privacy of such information.

Section 4.16            Compliance with Laws; Permits.

(a)            Each Seller has complied and is in compliance in all material respects with all Applicable Laws governing the Business (including all Applicable Laws pertaining to payments and other consideration to referral sources) and all obligations with respect to equal employment opportunity under Applicable Laws. Each Seller has duly and timely filed or caused to be so filed, all forms, reports, statements, and other documents required under Applicable Law to be filed with any and all Governmental Authorities, except where the failure to so file would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such filings and reports complied in all material respects with all Applicable Laws when made, and no deficiencies have been asserted with respect to any such filings. No notices have been received by any Seller and no claims have been filed against any Seller alleging a violation of any Applicable Laws, and to the Knowledge of Sellers, no Seller is under investigation with respect to any violation of any Applicable Laws.

(b)            All claims, returns, invoices and other forms made by any Seller to any Payor are in true, complete, correct and accurate in all material respects. No deficiency in any such claims, returns or other filings, including claims for over-payments or deficiencies for late filings, has been asserted or, to the Knowledge of Sellers, threatened by any Payor and, to the Knowledge of Sellers, there is no basis for any such claims or deficiencies. To the Knowledge of Sellers, there is no basis for any claim or request for recoupment or reimbursement from any Seller by any Payor. No Seller is currently, nor has any Seller ever been, a party to or subject to the terms of a corporate integrity agreement required by any Government Authority. No Seller has received any Statement of Deficiencies and Plan of Correction (Form HCFA-2567) during the past five (5) years.

(c)            Section 4.16(c) of the Disclosure Schedule contains a complete and accurate list of all Permits required for the ownership of the Acquired Assets and the operation of the Business. The Permits set forth on Section 4.16(c) of the Disclosure Schedule constitute all of the Permits that are necessary to permit Sellers to carry on the Business as currently conducted, each such Permit is in full force and effect, and no modification, termination, suspension or cancellation thereof is pending or, to Sellers’ Knowledge, threatened. No such Permit will be revoked, terminated or not renewed as a result of the consummation of the transactions contemplated by this Agreement. There has been no violation, cancellation, revocation or default of any Permit except such violations as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date hereof, no Seller has received any notice of, and to the Knowledge of Sellers, no Seller is under investigation with respect to, any violation of, or any obligation to take remedial action under, any Permits.

Section 4.17            Employee Benefit Plans.

(a)            Section 4.17(a) of the Disclosure Schedule contains a complete and accurate list of each Employee Benefit Plan maintained by any Seller. There are no express or implied commitments, whether legally enforceable or not, on the part of any Seller, to (i) create, incur Liability with respect to or cause to exist any Employee Benefit Plan, or (ii) enter into any Contract to provide compensation or benefits to any individual. Each Seller is in compliance with the terms of, and its obligations under, any Employee Benefit Plan, and no Liability shall accrue to Purchaser under any Employee Benefit Plan.

(b)            Each Employee Benefit Plan complies with all Applicable Laws (including ERISA and the Code). Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) (i) has received a favorable determination letter from the Internal Revenue Service, or (ii) with respect to a master/prototype or volume submitter plan, can rely on an opinion or advisory letter from the Internal Revenue Service to the master/prototype or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is in its standard form so qualified and that such master/prototype or volume submitter plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code.

(c)            No Seller has sponsored within the last five (5) years a “defined benefit plan” (as defined in Section 3(35) of ERISA) subject to Title IV of ERISA.

(d)            No non-exempt “prohibited transaction,” (as defined in Section 4975 of the Code) has occurred with respect to any of the Employee Benefit Plans that would subject any Seller to any material Taxes or penalty on prohibited transactions imposed by Section 4975 of the Code.

(e)            No Seller contributes to nor does any Seller have any obligation to contribute to any “multiemployer plan” (as defined in Section 3(37) of ERISA) subject to Title IV or ERISA or sponsor, maintain, contribute to, have an obligation to contribute to or participate in a multiple employer plan as described in Section 413(c) of the Code or a “multiple employer welfare arrangement” as defined in Section 3(40)(A) of ERISA.

(f)            Complete and accurate copies of the most recent versions of each of the Employee Benefit Plans and related trust documents and favorable Internal Revenue Service determination, opinion and advisory letters, if applicable, have been made available to Purchaser, along with the most recent report filed on Form 5500.

(g)            Other than as required under Section 4980B of the Code or other Applicable Law, no Employee Benefit Plan provides retiree medical benefits or coverage.

(h)            Except as set forth on Section 4.17(h) of the Disclosure Schedule, (i) there is no pending or, to Sellers’ Knowledge, threatened Proceeding relating to an Employee Benefit Plan (other than routine claims for benefits), and (ii) no Employee Benefit Plan has, within the three (3) years prior to the date hereof, been the subject of an audit by a Governmental Authority.

Section 4.18          Insurance. Section 4.18(a) of the Disclosure Schedule contains a list of all insurance policies (including policy number, policy type, name of carrier, annual premium, policy limits, deductibles and whether such policies are claims-based or occurrence-based) issued to any Seller which are currently in effect and/or which provide coverage to or for the benefit of or with respect to any Seller or any manager, officer, director or employee of any Seller in his or her capacity as such. Parent has made available to Purchaser true and complete copies all such insurance policies. The types and amounts of coverage provided in such insurance policies are usual and customary in the context of the Business. There are no self-insurance or co-insurance arrangements by or involving any Seller. All such policies are currently in full force and effect, and no Seller has received any notice from the insurer with respect to the cancellation of any such policy or any anticipated increase in any premium related thereto. All premiums that are due and payable on such policies have been paid or accrued on the Financial Statements, and no insurer has questioned, denied or disputed (or otherwise reserved its rights with respect to) the coverage of any claim pending under any such policy. No Seller is in default with respect to its obligations under any such insurance policy. At no time have any insurance policies of any Seller been cancelled, and no insurance provider has ever refused to renew or has canceled an insurance policy of any Seller. Section 4.18(b) of the Disclosure Schedule contains a list of all pending claims made by any Person at any time since January 1, 2020 on any insurance policy with any insurance company that is currently in place or was in place during such period and which covered the Business, including, but not limited to, all claims denied by any insurance carrier of any Seller or being covered under a reservation of rights letter. The policies listed on Section 4.18(a) of the Disclosure Schedule will remain in place following the First Closing until the expiration or renewal of such policies.

Section 4.19          Customers; Vendors.

(a)            Section 4.19(a) of the Disclosure Schedule sets forth a complete and accurate list of the top fifty (50) customers of the Business for the year ended December 31, 2023, including annual sales to such customers during such period, as measured by the aggregate revenue received by Sellers from such customers during such period (the “Top Customers”). The relationships of Sellers with the Top Customers are good working relationships, and none of the Top Customers has cancelled, terminated or otherwise materially altered its relationship with any Seller and, to the Knowledge of Sellers, none of the Top Customers intends or has threatened to, cancel, terminate or otherwise materially alter its relationship with any Seller. There is no dispute between any Seller and any Top Customer and, to the Knowledge of Sellers, no Top Customer intends to terminate, limit or reduce its business relations with any Seller or otherwise change its business relationship with any Seller. To the Knowledge of Sellers, the execution of this Agreement, and the consummation of the transactions contemplated by this Agreement, will not adversely affect the relationships of any Seller with its customers.

(b)            Section 4.19(b) of the Disclosure Schedule sets forth a complete and accurate list of the top fifty (50) suppliers of materials, products or services to the Business for the year ended December 31, 2023 including Sellers’ aggregate annual purchases therefrom during such period, as measured by the aggregate purchases made by Sellers from such vendors during such period (the “Top Vendors”). The relationships of Sellers with the Top Vendors are good working relationships, and none of the Top Vendors has cancelled, terminated or otherwise materially altered its relationship with any Seller and, to the Knowledge of Sellers, none of the Top Vendors intends or has threatened to, cancel, terminate or otherwise materially alter its relationship with any Seller. There is no dispute between any Seller and any Top Vendor and, to the Knowledge of Sellers, no Top Vendor intends to terminate, limit or reduce its business relations with any Seller or otherwise change its business relationship with any Seller. To the Knowledge of Sellers, the execution of this Agreement, and the consummation of the transactions contemplated by this Agreement, will not adversely affect the relationships of any Seller with its vendors.

Section 4.20          Employment Matters.

(a)            Section 4.20(a) of the Disclosure Schedule contains a list of all individuals who are employees, leased employees, independent contractors (including contractors providing services under reseller or similar agreements) or consultants of any Seller who received compensation or other payments, directly or indirectly, from any Seller during the calendar year ending December 31, 2023, and sets forth for each such individual the following: (i) name; (ii) if an employee or leased employee, title or position (including whether full or part time); (iii) hire or retention date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; (vi) exempt or non-exempt status, and (vii) a description of the fringe benefits provided to each such individual as of the date hereof. To the Knowledge of Sellers, none of the employees listed on Section 4.20(a) of the Disclosure Schedule is in violation of any contractual obligation to a former employer relating to the right of such employee to be employed by any Seller.

(b)            All compensation, including wages, commissions and bonuses, payable to employees, independent contractors (including contractors providing services under reseller or similar agreements) or consultants of any Seller (i)  related to the First Closing Acquired Assets for services performed on or prior to the First Closing Date have been paid in full as of the First Closing Date, and there are no outstanding agreements, understandings or commitments of any Seller with respect to any compensation, commissions or bonuses of such employees, independent contractors or consultants and (ii) related to the Second Closing Acquired Assets for services performed on or prior to the Second Closing Date have been paid in full as of the Second Closing Date, and there are no outstanding agreements, understandings or commitments of any Seller with respect to any compensation, commissions or bonuses of such employees, independent contractors or consultants.

(c)            Except as set forth on Section 4.20(c) of the Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) entitle any current or former manager, officer, employee, independent contractor or consultant of any Seller to any severance pay or any other payment, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual, (iii) limit or restrict the right of any Seller to merge, amend or terminate any Employee Benefit Plan, or (iv) increase the amount payable under or result in any other material obligation pursuant to any Employee Benefit Plan.

(d)            No Seller is a party, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not now, and there has never been, any Union representing or purporting to represent any employee of any Seller, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been any threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting any Seller or any of its employees. No Seller has a duty to bargain with any Union.

(e)            Each Seller is and has been in compliance with all Applicable Laws pertaining to employment and employment practices, including all laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance, except such non-compliance as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All individuals characterized and treated by any Seller as independent contractors or consultants are properly treated as independent contractors under all Applicable Laws. All employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Proceedings against any Seller pending, or, to Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of any Seller, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under Applicable Laws.

(f)            Each Seller has complied with the WARN Act and has no plans to undertake any action in the future that would trigger the WARN Act.

(g)            Section 4.20(g) of the Disclosure Schedule contains a complete list of all intraoperative neuromonitoring technologists employed or engaged by any Seller whose medical staff privileges expire or come up for renewal within ninety (90) days after the date hereof.

Section 4.21          Real Property. No Seller owns, nor has ever owned, any real property. Sellers lease the real property described on Section 4.21 of the Disclosure Schedule (the “Leased Real Property”) pursuant to the Leases. Other than with respect to the Leases, no Seller is a party to any leases for real property and does not operate the Business out of any other location. With respect to the Leases: (a) no Seller’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and, to Sellers’ Knowledge, there are no disputes with respect to such Lease; (b) such Seller has not received notice that any security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; (c) such Seller does not owe, nor will such Seller owe in the future, any brokerage commissions or finder’s fees with respect to such Lease; (d) such Seller has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof; and (e) there are no Liens (other than Permitted Liens) on the estate or interest created by such Lease. To Sellers’ Knowledge, no condition with respect to the Leased Real Property exists requiring material repairs, alterations or corrections. There is no condemnation proceeding or eminent domain proceeding of any kind pending or, to the Knowledge of Sellers, threatened against the Leased Real Property. The Leased Real Property is occupied under valid and current certificates of occupancy or the like and, except as set forth on Section 4.4 of the Disclosure Schedule, the transactions contemplated by this Agreement will not require the issuance of any new or amended certificates of occupancy or the like. To Sellers’ Knowledge, there are no facts which would prevent the Leased Real Property from being occupied after the First Closing or the Second Closing in substantially the same manner as immediately prior to the First Closing. Use of Leased Real Property for the various purposes for which it is presently being used is permitted under all Applicable Laws, including zoning, and is not subject to “permitted non-conforming” use or structure classifications (and not as a result of grandfathered or other similar provisions that would not be available to Purchaser). The Leased Real Property is supplied with utilities and other services (including gas, electricity, telephone, Internet, water, drainage, storm water management, sanitary sewer, storm sewer and fire protection) necessary for the operation of the Business.

Section 4.22          Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Seller is currently and has been in compliance in all material respects with all Environmental Laws, and no Seller has received any notice, report or other information regarding any actual or alleged violation of Environmental Laws, or any Liabilities or potential Liabilities arising under Environmental Laws. Except as would not reasonably be expected to have, individually or in the aggregated, a Material Adverse Effect, no Seller has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, exposed any Person to or released any substance (including any hazardous substance), or owned, occupied or operated any facility or property that is or was contaminated by any substance, in each case so as to give rise to any current or future Liabilities, including any corrective, investigatory or remedial obligations, pursuant to any applicable Environmental Laws. No Seller has assumed, undertaken or otherwise become subject to any Liability, including any obligation for corrective, investigatory or remedial action, of any other Person relating to any applicable Environmental Laws. Parent has made available to Purchaser true and complete copies of all environmental audits, reports and other material environmental documents relating to the past or current properties, facilities or operations of any Seller and its predecessors which are in its possession or under its reasonable control.

Section 4.23          Fraud and Abuse. Except as set forth on Section 4.23 of the Disclosure Schedule, no Seller has engaged in any activities which are prohibited under federal Medicare and Medicaid statutes, 42 U.S.C. §§ 1320a-7, 1320a-7a and 1320a-7b, the federal CHAMPUS or Tricare statute or the regulations promulgated pursuant to such statutes or similar state or local statutes or regulations, including the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (c) presenting or causing to be presented a claim for reimbursement for services under CHAMPUS, Tricare, Medicare, Medicaid or other government health care program that is for an item or service that is known or should be known to be (i) not provided as claimed, or (ii) false or fraudulent; (d) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; (e) knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by CHAMPUS, Tricare, Medicare, Medicaid or other government health care program, or (ii) in return for purchasing, leasing or ordering or arranging for or recommending purchasing, leasing or ordering any good, facility, service, or item for which payment may be made in whole or in part by CHAMPUS, Tricare, Medicare, Medicaid or other government health care program; or (f) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omit to state a fact required to be stated therein or necessary to make the statements contained therein not misleading) of a material fact with respect to (i) the conditions or operations of the Business in order that any Seller may qualify for CHAMPUS, Tricare Medicare, Medicaid or other government health care program certification, or (ii) information required to be provided under section 1124A of the Social Security Act (42 U.S.C. § 1320a-3).

Section 4.24          Certain Payments. Except as set forth on Section 4.24 of the Disclosure Schedule, no Seller nor any of its members, managers, directors, officers, employees or Affiliates, or, to Sellers’ Knowledge, any agents, consultants or representatives associated with or acting for or on behalf of such Seller has, directly or indirectly, (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kick-back or other payment to any Person, private or public, regardless of any form, whether in money, property or services (i) to obtain favorable treatment in securing business for such Seller, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained for or in respect of such Seller, or (iv) in violation of any Applicable Laws (including, without limitation, the Foreign Corrupt Practices Act of 1977, as amended, and any corresponding or similar anti-corruption and anti-bribery laws in the U.S. or in other countries), (b) established or maintained any fund or asset that has not been recorded in the books and records of such Seller, or (c) engaged in any activities in violation of anti-boycott laws or failed to report any boycott-related inquiries required under Applicable Laws.

Section 4.25            Affiliate Transactions. Except as set forth on Section 4.25 of the Disclosure Schedule: (a) no manager, member, officer, director, employee or Affiliate of any Seller, or any individual related by blood, marriage or adoption to any of the foregoing Persons, or any entity in which any such Person or individual owns any beneficial interest, is a party to any Contract, commitment or transaction with any Seller; and (b) no Seller nor any manager, member, officer, director, employee or Affiliate of such Seller has (i) any direct or indirect ownership interest in any company or business that either (x) competes with any Seller or (y) has a business relationship with any Seller, or (ii) owns any asset, tangible or intangible, that is used in the operation of the Business.

Section 4.26            Broker’s or Finder’s Fees. Except as set forth on Section 4.26 of the Disclosure Schedule, neither Parent nor any Seller has any Liability for a finder’s fee, brokerage commission, advisory fee or other similar payment as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby. All items listed on Section 4.26 of the Disclosure Schedule shall be the sole responsibility of Parent and Sellers.

Section 4.27            No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE 4 (including the related portions of the Disclosure Schedules), neither Sellers nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Sellers, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Acquired Assets furnished or made available to Purchaser and its representatives (including any information, documents or material delivered to Purchaser/made available to Purchaser, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.

ARTICLE 5
REPRESENTATIONS OF PURCHASER

Purchaser hereby represents and warrants to Sellers as follows:

Section 5.1            Existence and Good Standing. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 5.2            Authorization and Binding Obligation. Purchaser has all necessary power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Purchaser. This Agreement and each of the Ancillary Agreements to which Purchaser is a party has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery thereof by the other parties to this Agreement, constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its respective terms (subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

Section 5.3            No Violations. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not conflict with, or result in any violation of, or default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give rise to a right of termination, amendment, suspension, revocation or acceleration of any obligation or a loss of rights under, (a) the Organizational Documents of Purchaser, (b) any material Contract, Permit or other arrangement applicable to Purchaser or its properties or assets, or (c) any Applicable Law applicable to Purchaser or its properties or assets.

Section 5.4            Legal Proceedings. There are no Proceedings pending or threatened against or by Purchaser or any Affiliate of Purchaser that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement.

Section 5.5            Broker’s or Finder’s Fees. Purchaser does not have any Liability for a finder’s fee, brokerage commission, advisory fee or other similar payment as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

Section 5.6            Sufficiency of Funds. Purchaser has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 5.7            Solvency. Immediately after giving effect to the transactions contemplated hereby, Purchaser shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Purchaser or Sellers. In connection with the transactions contemplated hereby, Purchaser has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 5.8            Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the Business and the Acquired Assets, [and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Sellers for such purpose].1 Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon its own investigation and the express representations and warranties of Sellers set forth in ARTICLE 4of this Agreement (including related portions of the Disclosure Schedules); and (b) neither Sellers nor any other Person has made any representation or warranty as to Sellers, the Business, the Acquired Assets or this Agreement, except as expressly set forth in ARTICLE 4 of this Agreement (including the related portions of the Disclosure Schedules).

1 Note to D&W: Purchaser is still awaiting certain due diligence requests from Sellers.

ARTICLE 6
PRE-CLOSING COVENANTS

Section 6.1            Conduct of the Business of Sellers. From the date hereof and until the earlier of the First Closing, the Second Closing or the earlier termination of this Agreement, each Seller shall, and shall cause the Assure Neuromonitoring Subsidiaries to, except as otherwise expressly required herein or as consented to by Purchaser in writing, use commercially reasonable efforts to conduct its business only in the Ordinary Course of Business and in substantially the same manner as heretofore conducted and in compliance in all respects with all Applicable Laws, and shall not take or omit to take any action, or permit its Affiliates to take or to omit to take any action, which could reasonably be expected to result in a Material Adverse Effect or which could reasonably be expected to have a material adverse effect on the ability of Purchaser to operate the Business from and after each Closing in substantially the same manner as heretofore conducted by Seller or such Assure Neuromonitoring Subsidiary. Without limiting the generality of the foregoing, from the date hereof and until the earlier of the First Closing, the Second Closing or the earlier termination of this Agreement, no Seller shall, or shall cause the Assure Neuromonitoring Subsidiaries to, except as otherwise expressly required herein or as consented to by Purchaser in writing, take any action or omit to take any action, or agree to take or omit to take any action, which could result in:

(a)            the creation of any circumstance under which the officer's certificate referred to in Section 3.4(h) cannot be accurately delivered at either Closing;

(b)            the creation of any Lien on any Acquired Asset or, other than in the Ordinary Course of Business, the incurrence of any Indebtedness that would affect the ability of the Seller to transfer the Acquired Assets without any Lien.

(c)            the amendment, modification, extension, renewal or termination of any Contract or Lease required to be listed on any Schedule hereto, or the entry by any Seller into any Contract or Lease that, if in existence on the date of this Agreement, would have been required to be listed on any Schedule hereto; provided, however, that Sellers may take any such action in the Ordinary Course of Business

(d)            the delay, postponement or cancellation of the payment of any accounts payable or any other liability or obligation (unless such account payable is being contested in good faith)

(e)            the acceleration of the collection or the discounting of any Accounts Receivable

(f)            if taken or failed to have been taken prior to the date hereof, an action, omission or event, that would be required to be set forth on Schedule 4.7; or

(g)            each Seller agreeing in writing to take any of the actions described in clauses (a)through (f) above.

Section 6.2            Further Assurances.

(a)            Subject to the terms and conditions herein provided, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under Applicable Laws to consummate and make effective the transactions contemplated by this Agreement. Each Seller shall use, its commercially reasonable efforts to obtain, at its sole expense, all such waivers, consents or approvals from each Governmental Authority or other third parties and to give all such notices to Governmental Authority and other third parties, that are required to be set forth on any Schedule hereto.

(b)            As soon as practicable after a Seller has actual knowledge of (i) the occurrence, or failure to occur, of any event which occurrence or failure could cause any representation or warranty of such Seller and/or Parent contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof and until the Second Closing or that could result in the failure to satisfy any of the conditions specified in Section 3.2, such Seller shall provide written notice thereof to Purchaser and such written notice shall specify the representation or warranty so breached (provided that such notice shall not be deemed to cure the breach of any such representation or warranty or amend and/or supplement the schedule related to such representation or warranty), or (ii) any failure of a Seller and/or Parent to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, then such Seller shall give written notice to Purchaser of such occurrence or event.

(c)            As soon as practicable after Purchaser has actual knowledge of (i) the occurrence, or failure to occur, of any event which occurrence or failure could cause any representation or warranty of Purchaser contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof and until the Second Closing or that could result in the failure to satisfy any of the conditions specified in Section 3.3, Purchaser shall provide written notice thereof to Sellers and such written notice shall specify the representation or warranty so breached (provided that such notice shall not be deemed to cure the breach of any such representation or warranty or amend and/or supplement the schedule related to such representation or warranty), or (ii) any failure of Purchaser to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, then Purchaser shall give written notice to Sellers of such occurrence or event.

Section 6.3            Access. From and after the date hereof until the earlier of the Second Closing Date or the earlier termination of this Agreement, Sellers shall afford to Purchaser and its Affiliates and each of their respective authorized representatives reasonable access during normal business hours and in a manner that does not unreasonably interfere with business and operations, to the offices, properties, books, records, officers, employees, customers, consultants and all other items of Sellers, including reasonable access to the working papers of the Sellers’ independent public accountants, subject to authorization and access approvals, and otherwise provide such assistance as is reasonably requested by Purchaser in order that Purchaser may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and affairs of Sellers. Purchaser shall have the opportunity, at its sole cost and expense, to make copies of such books, records and other documents. The investigation contemplated by this Section 6.3 shall not affect or otherwise diminish or obviate in any respect, or affect Purchaser's right to rely upon any of the representations, warranties or covenants contained in this Agreement or in any of the other Ancillary Agreements or the indemnification rights of Purchaser contained in this Agreement.

Section 6.4            Solicitation.

(a)            As used herein (i) “Acquisition Proposal” means any offer or proposal (other than from Purchaser or the Merger Transaction) concerning any (A) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent, any Seller or the Business, (B) sale, lease, pledge or other disposition of assets of (1) the Business or (2) Parent or any Seller representing 20% or more of the consolidated assets of Parent or any Seller, in a single transaction or a series of related transactions, (C) issuance, sale or other disposition by Parent to any Person or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 50% or more of the voting power of Parent or 20% or more of the voting power of any Seller, or (D) transaction or series of related transactions in which any Person or group acquires beneficial ownership, or the right to acquire beneficial ownership, of 50% or more of the outstanding voting equity interests of Parent or 20% or more the voting power of any Seller, and (ii) “Superior Proposal” means any bona fide written Acquisition Proposal that (A) relates to more than 50% of the outstanding common stock or all or substantially all of the assets of Parent or any Seller taken as a whole, (B) is on terms that the Board of Directors of Parent determines in its good faith judgment (after receiving the advice of its financial advisor and after taking into account all the terms and conditions of such Acquisition Proposal) are more favorable to Parent’s stockholders (in their capacities as stockholders) from a financial point of view than this Agreement (including any modifications to this Agreement agreed to in writing by Purchaser in response thereto) and (C) which the Board of Directors of Parent determines is reasonably capable of being consummated in a timely manner.

(b)            Until the Second Closing or, if earlier, the termination of this Agreement in accordance with Article 9, none of Parent, any Seller or any of their respective representatives shall, directly or indirectly, (i) initiate, solicit or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, any Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise knowingly cooperate with or knowingly assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations, or (ii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, stock purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring Parent or any Seller to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing. Notwithstanding the foregoing, Parent and Sellers may continue to take any of the actions described in clauses (i) and (ii) above with respect to any Acquisition Proposal related to Parent or any Seller and not involving the Business or the Acquired Assets.

(c)            Notwithstanding anything to the contrary contained in Section 6.4(b) , if at any time following the date of this Agreement and prior to the Second Closing Date, (i) Parent or any Seller has received an unsolicited Acquisition Proposal (whether oral or written) from a third party that the Board of Directors of Parent believes in good faith to be bona fide and (ii) the Board of Directors of Parent determines in good faith, after consultation with its independent financial advisors and outside counsel, that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal, then Parent and Sellers may (A) furnish information with respect to the Business, Parent or Sellers to the Person making such Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided, that Parent and Sellers (x) will not, and will use its reasonable best efforts to cause its authorized representatives not to, disclose any non-public information to such Person without entering into a confidentiality agreement, and (y) will promptly provide or make available to Purchaser any non-public information concerning the Business provided to such other Person which was not previously provided to Purchaser. Parent shall promptly (and in any event within two (2) Business Days) notify Purchaser in the event it receives an Acquisition Proposal or any material revisions thereto. Without limiting the foregoing, Parent shall promptly (and in any event within two (2) Business Days) notify Purchaser if it determines to begin providing information or to engage in negotiations concerning an Acquisition Proposal pursuant to this Section 6.4(c).

(d)            Notwithstanding anything in this Agreement to the contrary, if, at any time prior to the Second Closing Date, Parent receives an Acquisition Proposal which the Board of Directors of Parent concludes in good faith constitutes a Superior Proposal and reasonably determines in good faith (after consultation with Parent’s outside counsel and financial advisors) that taking any or all of the following actions is necessary in order to comply with its fiduciary duties under applicable Law, and provided that none of Parent, any Seller or their representatives is and would not as a result be in material breach of any of the provisions of this Section 6.4, the Board of Directors of Parent may (x) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal or (y) withdraw or modify its approval of this Agreement or the Parent Board Recommendation; provided, however, that Parent shall not terminate this Agreement or withdraw or modify the Parent Board Recommendation pursuant to the foregoing clauses and any purported termination pursuant to the foregoing clauses shall be void and of no force or effect, unless Parent pays the fee payable pursuant to and in accordance with Section 9.2; and provided , further, however, that the Board of Directors of Parent may not take any action pursuant to the foregoing clauses (x) and (y) unless Parent shall have provided prior written notice to at least three (3) Business Days in advance (the “Notice Period”), of its intention to take such action, which notice shall include a written summary of the material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal. In the event of any material revisions to the Superior Proposal, Parent shall be required to deliver a new written notice to Purchaser and to comply with the requirements of this Section 6.4(d)with respect to such new written notice.

(e)            Notwithstanding anything to the contrary set forth in Section 6.4(d)the Board of Directors of Parent shall, during the Notice Period and prior to recommending, approving or consummating such Superior Proposal, give Purchaser the opportunity to meet with Parent and its outside counsel and financial advisors for the purpose of enabling Parent and Purchaser to discuss in good faith any proposed modifications to the terms and conditions of this Agreement and the transactions contemplated hereby.

ARTICLE 7
POST-CLOSING COVENANTS

Section 7.1            Publicity. Following any Closing, neither Parent nor any Seller shall issue or cause publication of any press release or other announcement or public communication with respect to this Agreement or the transactions contemplated hereby without the prior written consent of Purchaser, except as may be required by Applicable Laws. If any such publication or announcement is required by Applicable Laws, Parent shall provide Purchaser with an opportunity to review the intended communication and consider in good faith any modifications that are requested by Purchaser. Notwithstanding the foregoing, Purchaser and its Affiliates shall, without any approval of any other Person, be permitted to (a) publish “tombstone” advertisements and other general marketing announcements, in each case, relating to the consummation of the transactions contemplated by this Agreement, on their respective websites, in newspapers, trade journals and other appropriate media, and (b) disclose information regarding the transactions contemplated by this Agreement to their respective direct and indirect investors, prospective investors, agents and representatives.

Section 7.2            Tax Matters.

(a)            All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Sellers when due.

(b)            Sellers shall be responsible for and shall pay all Taxes, including income, sales, franchise, ad valorem, real and personal property Taxes, arising from (a) the operation of the Business or the First Closing Date Acquired Assets prior to the First Closing Date and (b) the operation of the Business or the Second Closing Date Acquired Assets prior to the Second Closing Date, and Purchaser shall be responsible for and shall pay all Taxes, including income, sales, franchise, ad valorem real and personal property Taxes, arising from (x) the operation of the Business or the First Closing Date Acquired Assets on or after the First Closing Date and (b) the operation of the Business or the Second Closing Date Acquired Assets on or after the Second Closing Date. All Taxes with respect to the Business or the Acquired Assets for the calendar year in which the either Closing occurs will be prorated between Sellers and Purchaser as of the applicable Closing Date. Sellers will pay to Purchaser that portion of such Taxes that are the responsibility of Sellers pursuant to the terms of this Section 7.2(b), such payment to be due within thirty (30) days of Sellers’ receipt of notice from Purchaser as to the amount so due. Each party has the right to review and comment on the Tax Returns for the year in which such Closing occurs.

(c)            Each Seller shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other such Taxes and fees. If required by Applicable Law, Purchaser shall join in the execution of any such Tax Returns and other documentation. Each Seller shall use its good faith best efforts to obtain Tax clearance certificates from all state taxing authorities in which such Seller conducts business.

Section 7.3            Employee Matters.

(a)            Effective as of (i) the First Closing Date, Sellers will terminate the employment of all employees of the Business related to the First Closing Acquired Assets (the “First Closing Business Employees”) effective as of the close of business on the First Closing Date and (ii) the Second Closing Date, Sellers will terminate the employment of all employees of the Business related to the Second Closing Acquired Assets (the “Second Closing Business Employees” and together with the First Closing Business Employees, collectively, the “Business Employees”) effective as of the close of business on the Second Closing Date. Purchaser may make offers of at-will employment, or may enter into employment agreements with, certain Business Employees who meet all of Purchaser’s hiring criteria. Sellers shall use their reasonable best efforts to cause any Business Employee offered employment by Purchaser to accept such offer. Those Business Employees who accept Purchaser’s offer of employment shall become employees of Purchaser (“Transferred Employees”) pursuant to the terms of Purchaser’s offer of employment. Notwithstanding the foregoing, Purchaser will not be required to (i) hire any Business Employees, (ii) maintain any Transferred Employees at the same position, title or level of responsibility that they had with Sellers, (iii) grant seniority or service credit or recognize accrued vacation or sick leave to any Transferred Employee, or (iv) pay any specified level of compensation or benefits to any Transferred Employee, except pursuant to an employment agreement that is a Transferred Contract or an employment agreement executed and delivered at either Closing pursuant to Section 3.4 and Section 3.5. This Section 7.3(a) is intended solely for the purpose of defining the obligations between Sellers and Purchaser concerning the Business Employees, and will in no way be construed as creating any employment contract or other Contract between Purchaser and any employees of Sellers or any Transferred Employee.

(b)            Sellers shall be responsible for (i) the payment of all wages and other remuneration due to Business Employees with respect to their services as employees of Sellers through the close of business on the applicable Closing Date, including pro rata bonus payments and all vacation pay or sick leave accrued prior to the applicable Closing Date, (ii) the payment of any termination or severance payments and the employer portion of any employment, payroll unemployment or withholding Taxes related to such payments incurred or payable (or that may become payable) by Sellers, (iii) the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA, and (iv) any and all payments to employees required under the WARN Act. Sellers shall be liable for any claims made or incurred by Business Employees and their beneficiaries through the applicable Closing Date under the Employee Benefit Plans.

Section 7.4            Further Assurances. At any time and from time to time after each Closing, at a party’s reasonable request, the other party will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation, and provide such materials and information and take such other actions as the other party will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation, and provide such materials and information and take such other actions as the other party may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to Purchaser all of the Acquired Assets and the Assumed Liabilities.

Section 7.5            Post-Closing Receipts. After each Closing, each Seller will promptly, but in no event later than three (3) Business Days after the applicable Closing, notify all parties obligated in respect of the Accounts Receivable to remit payments thereafter directly to Purchaser, and each Seller will receive and hold any payments in respect of Accounts Receivable in trust for Purchaser and promptly transfer to Purchaser any payments or other receipts such Seller receives with respect to any Accounts Receivable in the form received and with any necessary endorsements by such Seller.

Section 7.6            Change of Name. Parent and Sellers agree that, (a) as of the First Closing Date, they will cease to use the names “Assure Neuromonitoring”, “NervePro”, “Innovation Neuromonitoring”, “Sentry Neuromonitoring” and any and all trademarks, service marks or trade names of the Business, and any derivatives or combinations thereof or any trademarks, service marks or trade names similar thereto, excluding “Assure Holdings Corp”, “Assure Neuromonitoring Arizona, LLC”, and “Assure Neuromonitoring Montana, LLC” and (b) as of the Second Closing Date, they will cease to use the names “Assure Holdings Corp”, “Assure Neuromonitoring Arizona, LLC”, and “Assure Neuromonitoring Montana, LLC” and any derivatives or combinations thereof or any trademarks, service marks or trade names similar thereto; it being understood, however, that Parent and Sellers may continue to use such names and trademarks in connection with the preparation and filing of any Tax Returns and similar reports with respect to taxable periods ending on or before the Closing Dates. Within two (2) Business Days after each Closing, each Seller shall, at its expense, take all action (including filing appropriate charter amendments) required to change the name of such Seller in all jurisdictions in which it is registered or qualified to do business.

Section 7.7            Confidentiality. In addition to the obligations set forth in that certain Mutual Confidentiality Agreement, dated as of September 27, 2023, entered into by and between Purchaser and Parent (the “Confidentiality Agreement”), from and after the First Closing Date, each Seller and Parent agrees to, and shall cause their respective Affiliates, employees, agents and representatives to, treat and hold, as confidential and not disclose any non-public, confidential or proprietary information concerning each other, the Acquired Assets, the Assumed Liabilities or the Business, including any notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information (the “Confidential Information”), and refrain from using any of the Confidential Information for any purpose other than the transactions contemplated by this Agreement and the Nominee Agreement, except to the extent required to be disclosed pursuant to Applicable Laws; provided, that such Seller or Parent provide Purchaser with sufficient prior written notice to contest such disclosure and, in the event disclosure becomes necessary, such Seller or Parent disclose no more than the minimum amount of information required.

Section 7.8            Tail Insurance. Each Seller shall maintain its current malpractice liability insurance or purchase medical malpractice coverage for a period of three (3) years (“Tail Insurance”) insuring against claims made relating to services performed by such Seller prior to either Closing. The applicable insurance coverage shall be the sole cost and expense of such Seller and shall name Purchaser as an additional insured. Upon request by Purchaser, each Seller shall provide Purchaser with evidence of such insurance policy.

ARTICLE 8
INDEMNIFICATION

Section 8.1            Survival of Representations, Warranties and Covenants. The representations, warranties and covenants in this Agreement will survive the Closings as follows:

(a)            All representations and warranties in this Agreement will survive until the date that is twelve (12) months after the First Closing Date; and

(b)            All covenants in this Agreement will survive until fully performed in accordance with their express terms or, if no such term is expressed, indefinitely.

The expiration of any representation, warranty or covenant shall not affect any claim made in good faith and in accordance with this Agreement prior to the date of such expiration. The representations and warranties in this Agreement shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any party, or the knowledge of any party’s directors, officers, managers, employees or agents or the acceptance by any party of any certificate or opinion hereunder.

Section 8.2            Indemnification by Sellers and Parent. Subject to the limitations set forth in Section 8.4, from and after either Closing, Sellers and Parent shall, jointly and severally, indemnify, defend and hold harmless Purchaser and its Affiliates, managers, directors, officers, employees, agents, representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”), from and against any and all Damages asserted against, resulting from or to, imposed upon, or incurred or suffered by any Purchaser Indemnified Party as a result of or arising from:

(a)            any inaccuracy in or breach of any of the representations or warranties made by any Seller or Parent in this Agreement or any Ancillary Agreement;

(b)            any breach or non-performance of any covenant or agreement to be performed by any Seller or Parent under this Agreement or any Ancillary Agreement;

(c)            any Tax owed by or imposed on any Seller or Parent arising from the operation of the Business or (i) First Closing Acquired Assets for any taxable period prior to the First Closing Date and (ii) Second Closing Acquired Assets for any taxable period prior to the Second Closing Date , other than Taxes for which Purchaser is responsible for paying pursuant to the terms of this Agreement;

(d)            any Indebtedness of Sellers;

(e)            any Transaction Expenses;

(f)            any costs, expenses or liabilities arising in connection with Sellers’ obligations under Section 2.8; or

(g)            any Retained Liabilities.

Section 8.3            Indemnification by Purchaser. Subject to the limitations set forth in Section 8.4, from and after either Closing, Purchaser shall indemnify, defend and hold harmless Sellers, Parent and their respective Affiliates, managers, directors, officers, employees, agents, representatives, successors and assigns (collectively, the “Seller Indemnified Parties”), from and against any and all Damages asserted against, resulting from or to, imposed upon, or incurred or suffered by any Seller Indemnified Party as a result of or arising from:

(a)            any inaccuracy in or breach of any of the representations or warranties made by Purchaser in this Agreement or any Ancillary Agreement;

(b)            any breach or non-performance of any covenants or agreements to be performed by Purchaser under this Agreement or any Ancillary Agreement;

(c)            any costs or expenses of Purchaser in connection with negotiating and executing this Agreement or performance by the Purchaser of its obligations under this Agreement, including counsel fees, brokerage, finder or financial advisor fees, filing fees and accounting fees of the Purchaser in connection therewith; or

(d)            the Assumed Liabilities.

Any claim arising pursuant to Section 8.2 or Section 8.3 is an “Indemnifiable Claim” for purposes of this Agreement.

Section 8.4            Limitations on Indemnification. Notwithstanding anything to the contrary in this Agreement:

(a)            No Indemnifying Party shall be required to indemnify any Indemnified Party with respect to any Damages for which indemnification is claimed under Section 8.2(a) or Section 8.3(a) unless and until the aggregate amount of all Damages with respect to such matters exceeds $50,000 (the “Deductible”), after which point the Indemnifying Party shall be required to indemnify the Indemnified Party for the amount of all Damages in excess of the Deductible; provided, however, that the Deductible will not apply to claims for breaches of the Fundamental Representations or claims of intentional misrepresentation, willful misconduct or Fraud.

(b)            In no event will the aggregate liability of Sellers and Parent under Section 8.2(a) exceed $750,000; provided, however, that Damages resulting from claims of intentional misrepresentation, willful misconduct or Fraud will not be subject to the limitations set forth in this Section 8.4(b).

(c)            Each of the representations and warranties in Article 4 that contains “in all material respects” or other materiality (or correlative meaning) qualifications (but expressly excluding the defined term “Material Contract” therein and the reference to “Material Adverse Effect” in Section 4.7) shall be deemed to have been given as though there were no “in all material respects” or other materiality (or correlative meaning) qualification for purposes of determining the inaccuracy or breach of any such representations or warranties and the amount of indemnifiable Damages caused by any such inaccuracy or breach.

(d)            Except with respect to claims of intentional misrepresentation, willful misconduct or Fraud, no party shall be liable for any punitive or exemplary damages, except solely to the extent any such damages are finally adjudicated and required to be paid to a third party.

Section 8.5            Procedure for Third-Party Claims.

(a)            If the party seeking indemnification (an “Indemnified Party”) determines to seek indemnification under this Article 8 with respect to Indemnifiable Claims resulting from the assertion of Liability by third parties, it shall give notice to the other party (the “Indemnifying Party”) promptly after the Indemnified Party becomes aware of such Indemnifiable Claim or of facts upon which such Indemnifiable Claim will be based. The notice shall set forth such information with respect thereto as is then reasonably available to the Indemnified Party, specifying each provision of this Agreement under which the claim is made and the nature and amount of the claim (or a good faith estimated amount) asserted, in each case, in reasonable detail in light of the facts to the extent then known by the Indemnified Party, and which notice shall be provided before the Indemnified Party incurs substantial expense with respect to responding to such claim (except where exigent circumstances require an immediate response). If any such Liability is asserted against the Indemnifying Party, and the Indemnified Party notifies the Indemnifying Party thereof, the Indemnifying Party will be entitled, if it so elects by written notice delivered to the Indemnified Party within twenty (20) days (or such shorter period of time as may be necessary not to adversely affect the interests of the Indemnified Party) after the Indemnified Party delivers such notice, to assume the defense thereof, in accordance with the limits set forth in this Agreement, with counsel reasonably satisfactory to the Indemnified Party; provided, however, that (i) the Indemnifiable Claim must seek (and continue to seek) solely monetary damages, (ii) the Indemnifying Party must expressly agree in writing that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party may only satisfy and discharge the Indemnifiable Claim in accordance with the limits of this Agreement, (iii) the Indemnifiable Claim must not involve as a counterparty, a customer, supplier or other business partner of the Indemnified Party, (iv) the Indemnifiable Claim must not involve a criminal or regulatory proceeding, action, indictment, allegation or investigation, (v) the Indemnifiable Claim must not involve an investigation or inquiry by any Governmental Authority, and (vi) the Indemnifying Party must expressly agree in writing that it will be liable for any Damages incurred by the Indemnified Party, subject only to the limitations set forth in this Article 8 (the conditions set forth in clauses (i) through (vi) are, collectively, the “Litigation Conditions”). If (A) any of the Litigation Conditions cease to be met or (B) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Indemnifiable Claim, then the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection with such defense. The Indemnified Party has the right to settle any Indemnifiable Claim if the Indemnifying Party, within twenty (20) days (or such shorter period as may be necessary so as not to adversely affect the interests of the Indemnified Party) after delivery of the aforesaid notice of an Indemnifiable Claim, fails to assume the defense of the Indemnified Party against such Indemnifiable Claim. The Indemnifying Party, if it has assumed the defense of any Indemnifiable Claim as provided in this Agreement, shall not agree to a settlement of any Indemnifiable Claim which (x) provides for any relief other than the payment of monetary damages, or (y) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a complete release from all liability in respect of such Indemnifiable Claim, in either case without the affected Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)            Notwithstanding the foregoing, (i) the Indemnified Party shall also have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party; and (ii) the rights of the Indemnified Party to be indemnified hereunder in respect of Indemnifiable Claims resulting from the assertion of Liability by third parties shall not be adversely affected by its failure to give notice pursuant to the foregoing unless, and only to the extent that, the Indemnifying Party is materially prejudiced thereby. With respect to any assertion of Liability by a third party that results in an Indemnifiable Claim, the parties hereto shall make available to each other all relevant information in their possession material to any such assertion.

(c)            If the Indemnifying Party, within twenty (20) days (or such shorter period as may be necessary so as not to adversely affect the interests of the Indemnified Party) after delivery of the aforesaid notice of an Indemnifiable Claim, fails to assume the defense of the Indemnified Party against such Indemnifiable Claim, the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such action on behalf of and for the account, risk and expense of the Indemnifying Party and all reasonable fees and expenses of such counsel shall constitute Damages for all purposes hereunder; provided, however, that in the event the Indemnifying Party elects not to participate in the defense of the Indemnifiable Claim, it shall nevertheless have the right to participate in the defense of the same and, at its sole cost and expense, employ counsel of its own choosing.

Section 8.6            Procedure for Non-Third-Party Claims. If an Indemnified Party asserts the existence of an Indemnifiable Claim (excluding claims resulting from the assertion of Liability by third parties), it shall give written notice to the Indemnifying Party specifying each provision of this Agreement under which the claim is made and the nature and amount of the claim (or a good faith estimated amount) asserted.

Section 8.7            Payment of Claims. Payment of Indemnifiable Claims shall be effected by wire transfer in federal funds or other immediately available funds from the Indemnifying Party to an account designated in writing by the Indemnified Party within two (2) Business Days after such Indemnifiable Claims have been finally determined. To the extent permitted by Applicable Law, any indemnification payments made under this Article 8 shall be characterized for all Tax and other purposes as an adjustment to the Purchase Price, as applicable.

Section 8.8            Exclusive Remedies. Except in connection with any claim arising from any intentional misrepresentation, willful misconduct, Fraud or a breach of the covenants contained in Section 7.7, the rights of the parties to indemnification contained in this Article 8 shall, in addition to the right to receive any applicable insurance proceeds, be the exclusive remedies of any Indemnified Party for the recovery of Damages arising out of or resulting from any breach of any representation, warranty or covenant contained in this Agreement. Notwithstanding the foregoing, the indemnification rights contained in this Article 8 shall supplement, and not supersede or replace, any protection or rights that may be afforded to any Indemnified Party under any insurance policies maintained by such party that provide coverage for an act that may serve as a basis for a claim of indemnification hereunder.

ARTICLE 9
TERMINATION

Section 9.1            Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement and the transactions contemplated hereby may be terminated at any time prior to the First Closing:

(a)            by the mutual written consent of Purchaser and Parent;

(b)            by either Purchaser, on the one hand, or Parent and Sellers, on the other, if there has been a material misrepresentation, a material breach of any warranty or a material breach of any covenant on the part of the other with respect to the representations, warranties and covenants set forth in this Agreement and such breach has not been cured within fifteen (15) Business Days following receipt by the breaching party, of notice of such breach from the other party;

(c)            by either Purchaser, on the one hand, or Parent and Sellers, on the other, if the First Closing has not been consummated by March 22, 2024 (the “Outside Date”); provided that no party will be entitled to terminate this Agreement pursuant to this Section 9.1(c) if such party’s breach of this Agreement has prevented the consummation of the transactions contemplated by this Agreement;

(d)            by either Purchaser, on the one hand, or Parent, on the other, if a court of competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable, or there shall be any law enacted or promulgated by any Governmental Authority which prohibits the consummation of the transactions contemplated hereby;

(e)            by Purchaser, if the Board of Directors of Parent shall have withdrawn or modified in a manner adverse to Purchaser the Parent Board Recommendation; and

(f)            by Parent or Sellers in accordance with Section 6.5(e), if Parent or Sellers shall have concurrently entered into a definitive agreement with respect to a Superior Proposal.

Any termination pursuant to this Section 9.1 (other than a termination pursuant to clause (a) above) shall be effected by written notice from the party so terminating to the other parties, which notice shall specify the Section hereof pursuant to which this Agreement is being terminated.

Section 9.2            Break Fee.

(a)            In the event that Parent or any Seller terminates this Agreement pursuant to Section 9.1(b), Purchaser shall pay to Parent and Sellers, as liquidated damages, a fee in the amount of One Hundred Fifty Thousand Dollars ($150,000.00).

(b)            In the event that Purchaser terminates this Agreement pursuant to Section 9.1(b) or Section 9.1(e) or Parent or any Seller terminates this Agreement pursuant to Section 9.1(f), Parent and Sellers shall pay to Purchaser, as liquidated damages, a fee in the amount of One Hundred Fifty Thousand Dollars ($150,000.00).

Section 9.3            Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby by any party pursuant to Section 9.1:

(a)            the provisions of this Article 9 and Article 10 (and any related definitions) shall continue in full force and effect; and

(b)            no party to this Agreement will have any Liability under this Agreement to any other party, except that nothing herein shall relieve any party from any Liability for any breach of any of the representations, warranties, covenants and agreements set forth in this Agreement.

ARTICLE 10
MISCELLANEOUS

Section 10.1            Expenses. Each party shall pay its own expenses in connection with the negotiation, execution and performance of this Agreement, the transactions described in this Agreement, and all things required to be done by it pursuant to this Agreement, including counsel fees, brokerage, finder or financial advisor fees, filing fees and accounting fees.

Section 10.2            Arbitration. To the extent that the parties are unable to resolve their disputes or controversies arising out of or relating to this Agreement or the performance, breach, validity, interpretation or enforcement of this Agreement, all such disputes and controversies will be resolved by binding confidential arbitration in accordance with the United States Arbitration Act and the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. A party may initiate arbitration by sending written notice of its intention to arbitrate to the other party and to the AAA office located in Dallas, Texas. Such written notice will contain a description of the dispute and the remedy sought. The arbitration will be conducted at the offices of the AAA in Dallas, Texas before an independent and impartial arbitrator acceptable to the parties. In the event that the parties have not mutually agreed on an acceptable arbitrator within thirty (30) days after the demand for arbitration is filed, the arbitrator shall be appointed in the manner provided by Rule 13 of the Commercial Arbitration Rules of the AAA. The decision of the arbitrator will be final and binding on the parties and their successors and assignees. The parties intend that this agreement to arbitrate be irrevocable. In providing a remedy under this Section 10.2, the parties agree that the arbitrator shall not award punitive damages against any party, and the parties hereby mutually waive any claim for punitive damages which may be awarded in connection with any dispute subject to arbitration under this Agreement. The foregoing provisions of this Section 10.2 do not limit the right of a party to seek injunctive or other equitable relief from a court of competent jurisdiction pending resolution of a dispute by arbitration.

Section 10.3            Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

Section 10.4            Interpretation. When a reference is made in this Agreement to an Article, Section or Subsection, such reference shall be to an Article, Section or Subsection of this Agreement unless otherwise indicated. The headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the context requires, words used in the singular shall be construed to mean or include the plural and vice versa, and pronouns of any gender shall be deemed to include and designate the masculine, feminine or neuter gender. Each reference in this Agreement to an Exhibit or Schedule shall mean an Exhibit or Schedule attached to this Agreement and incorporated into this Agreement by such reference.

Section 10.5            Notices.

(a)            Manner of Notice. All notices, requests and other communications under this Agreement shall be in writing (including in portable document format (or similar format) delivered by email transmission) and shall be deemed to have been duly given if delivered personally, or sent by either certified or registered mail, return receipt requested, postage prepaid, or by overnight courier guaranteeing next day delivery, or by email transmission, addressed as follows:

(i)	If to Sellers or Parent:

Assure Holdings Corp.
7887 East Belleview Avenue, Suite 500
Greenwood Village, Colorado 80111
Attention: John Farlinger, Chief Executive Officer
Email: john.farlinger@assureiom.com

with a copy (which shall not constitute notice) to:

Dorsey & Whitney LLP
1400 Wewatta Street, Suite 400
Denver, CO 80202
Attention: Jason Brenkert
Telephone: (303) 352-1133
E-mail: brenkert.jason@dorsey.com

or at such other address or email address as Sellers and/or Parent may have advised Purchaser in writing; and

(ii)	If to Purchaser:

National Neuromonitoring Services, LLC
5080 Spectrum Drive
Suite 1100, East Tower
Addison, Texas 75001
Attn: Scott LaRoque
E-mail: scott.laroque@mpowerhealth.com

with a copy (which shall not constitute notice) to:

Hallett & Perrin, P.C.
1445 Ross Avenue, Suite 2400
Dallas, Texas 75202
Attention: William W. Meier, III
E-mail: wmeier@hallettperrin.com

or at such other address or email address as Purchaser may have advised Sellers and/or Parent in writing.

(b)            Deemed Delivery. All such notices, requests and other communications shall be deemed to have been received (i) on the date of delivery thereof, if delivered by hand, (ii) on the fifth day after the mailing thereof, if mailed, (iii) on the next Business Day after the sending thereof, if sent by overnight courier, (iv) on the day of sending, if sent by email transmission prior to 5:00 p.m. on any Business Day, or (v) on the next Business Day, if sent by email transmission after 5:00 p.m. on any Business Day or on any day other than a Business Day.

Section 10.6            Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together will be deemed to be one and the same instrument binding upon all of the parties to this Agreement. A signed copy of this Agreement delivered by email in portable document format (.pdf) or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.7            Entire Agreement. This Agreement (including the Exhibits and the Schedules hereto), the Confidentiality Agreement and the Ancillary Agreements contemplated hereby constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, among the parties with respect to such subject matter.

Section 10.8            Binding Effect; Assignment. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Purchaser, Sellers, Parent and each of their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties hereto; provided, however, that Purchaser shall be permitted to assign its rights hereunder to (a) lenders providing financing for the transactions contemplated by this Agreement for collateral security purposes and (b) any of its Affiliates and to any buyer of all or substantially all of its assets, so long as Purchaser remains liable for such Affiliate’s or buyer’s obligations hereunder. Any transfer or assignment of any of the rights, interests or obligations hereunder in violation of the terms hereof shall be void and of no force or effect and provided further, the Parent and Sellers shall be permitted to assign their rights hereunder to the Earnout Payment, if any, to lenders of the Parent or Sellers in satisfaction of the cancellation of Indebtedness of the Parent or Sellers owed to such lenders.

Section 10.9            Amendment; Waiver. This Agreement may not be changed, amended, terminated or modified, in whole or in part, except by a writing executed by the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any condition of this Agreement or breach by the other party of any of its obligations or representations hereunder or thereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by the other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by the other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

Section 10.10            Severability. With respect to any provision of this Agreement finally determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, Purchaser, Sellers and Parent hereby agree that such court shall have jurisdiction to reform such provision so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court’s determination. In the event that any provision of this Agreement cannot be reformed, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

Section 10.11            Third-Party Beneficiaries. Except for the provisions in Article 8 which are intended to benefit and be enforceable by the Purchaser Indemnified Parties and the Seller Indemnified Parties, nothing contained in this Agreement, express or implied, is intended or will be construed to confer upon any third party any right, remedy or claim under or by reason of this Agreement.

Section 10.12            Prevailing Party. If any Proceeding or other court action, arbitration or similar adjudicatory proceeding is commenced by any party hereto to enforce its rights under this Agreement against any other party, all fees, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by the prevailing party in such Proceeding shall be reimbursed by the losing party as determined by a final, non-appealable judgment or order by a court of competent jurisdiction; provided, however, that if a party to such Proceeding prevails in part, and loses in part, the court, arbitrator or other adjudicator presiding over such litigation, action, arbitration or proceeding shall award a reimbursement of the fees, costs and expenses incurred by such party on an equitable basis.

Section 10.13            Arm’s Length Negotiations; Drafting. Each party to this Agreement in this Agreement expressly represents and warrants to all other parties hereto that before executing this Agreement: (a) such party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) such party has relied solely and completely upon its own judgment in executing this Agreement; and (c) such party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement, which is the result of arm’s length negotiations conducted by and among the parties to this Agreement and their respective counsel. This Agreement shall be deemed drafted jointly by the parties to this Agreement, and nothing shall be construed against one party or another as the drafting party.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

PURCHASER:

NATIONAL NEUROMONITORING SERVICES, LLC, a Texas limited liability company

By:
Name:
Title:

SELLERS:

ASSURE NEUROMONITORING, LLC, a Colorado limited liability company

By:
Name:
Title:

ASSURE NETWORKS, LLC, a Colorado limited liability company

By:
Name:
Title:

ASSURE NETWORKS TEXAS HOLDINGS, LLC, a Texas limited liability company

By:
Name:
Title:

ASSURE NETWORKS TEXAS HOLDINGS II, LLC, a Colorado limited liability company

By:
Name:
Title:

Signature Page to Asset Purchase Agreement

PARENT:

ASSURE HOLDINGS CORP., a Nevada corporation

By:
Name:
Title:

Signature Page to Asset Purchase Agreement

Schedule 1.1. - Permitted Liens

Centurion Asset Management Inc.

Schedule 2.1(c) - Transferred Contracts

Hospital Contracts

[***]

Employment Agreements or Offer Letters

[***]

Restricted Covenant Agreements and Nondisclosure Agreement

[***]

Other

[***]

Schedule 2.2(c) - Excluded Contracts

Office Lease

Denver 7887 Belleview, Ltd, related amendments, and sublease

Houston 12837 Louetta Rd

Employment Agreement

[***]

Clinical & RCM Service Contracts

[***]

Schedule 2.2(l) - Excluded Assets

Deposits and Prepaid Assets

[***]

Schedule 2.4(m) - Excluded Liabilities

[***]

Schedule 2.7 - Allocation of Purchase Price

Assets	Purchase Price
Class I Assets – Cash, general deposit accounts	N/A
Class II Assets – Government securities, publicly traded stock	N/A
Class III Assets – Accounts receivable, other debt instruments	N/A
Class IV Assets – Inventory	Amount set forth on the Most Recent Balance Sheet
Class V Assets – Furniture and Equipment	Net book value for financial accounting purposes as of the Closing Date
Class VI Assets – Section 197 intangibles, other than goodwill, going concern value	$______ to the restrictive covenants contained in the Noncompetition Agreement and Transaction Bonus Agreements
Class VII Assets – Goodwill and going concern	Balance of the Purchase Price for federal income tax purposes

Schedule 3.2(c) – Required Consents

Consent from Centurion Asset Management, Inc.

Schedule 3.4(c) – Leadership Members

John Farlinger

Paul Webster

Exhibit A

Subsidiaries

Assure Neuromonitoring Alabama, LLC

Assure Neuromonitoring Arizona, LLC

Assure Neuromonitoring Colorado, LLC

Assure Neuromonitoring Georgia, LLC

Assure Neuromonitoring Kansas, LLC

Assure Neuromonitoring Louisiana, LLC

Assure Neuromonitoring Michigan, LLC

Assure Neuromonitoring Minnesota, LLC

Assure Neuromonitoring Missouri, LLC

Assure Neuromonitoring Montana, LLC

Assure Neuromonitoring Nebraska, LLC

Assure Neuromonitoring Nevada, LLC

Assure Neuromonitoring New Jersey, LLC

Assure Neuromonitoring Oklahoma, LLC

Assure Neuromonitoring Pennsylvania, LLC

Assure Neuromonitoring South Carolina, LLC

Assure Neuromonitoring Tennessee, LLC

Assure Neuromonitoring Texas, LLC

Assure Neuromonitoring Texas Holdings, LLC

Assure Neuromonitoring Utah, LLC

Assure Neuromonitoring Virginia, LLC

Exhibit B

Case Volume Physicians

Exhibit C

Form of Nominee Agreement

Exhibit D

Form of Assignment of Intellectual Property – First Closing

Exhibit C

Form of Assignment of Intellectual Property –Second Closing